Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

PHILOSOPHY IB, LLP,

CHRISTINE H. LOTZE,

KAVEH NAFICY

and

HEIDRICK & STRUGGLES, INC.

AUGUST 12, 2016

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

		Page

11.6	Severability	51

11.7	Interpretation	51

11.8	Entire Agreement	52

11.9	Counterparts	52

11.10	Governing Law; Waiver of Jury Trial	52

11.11	No Strict Construction	52

11.12	Specific Performance	52

11.13	No Third-Party Beneficiaries	52

11.14	Bulk Transfer Laws	52

Exhibits
Exhibit A	Employment Agreements

Other Schedules
Schedule 1.1	Knowledge Persons
Schedule 2.1(a)(vi)	Assumed Contracts
Schedule 2.1(a)(xi)	Permits
Schedule 2.1(b)(viii)	Excluded Assets
Schedule 3.4	Post Closing Consideration
Schedule 7.6	Transaction Expenses
Schedule 7.8	Employees To Be Offered Employment
Schedule 8.2(e)	Required Consents
Schedule 8.2(g)	Employment Agreements
Schedule 8.2(i)	Closing Conditions

Disclosure Schedules
Schedule 4.2	Authorization; No Breach
Schedule 4.3	Capitalization
Schedule 4.4	Financial Statements
Schedule 4.5(a)	Indebtedness
Schedule 4.5(b)	Absence of Undisclosed Liabilities
Schedule 4.6	Absence of Certain Developments
Schedule 4.7	Leased Real Property
Schedule 4.8(a)	Liens
Schedule 4.8(b)	Sufficiency of Assets
Schedule 4.9(a)	Taxes
Schedule 4.9(b)	Tax Return Jurisdictions
Schedule 4.10	Material Contracts
Schedule 4.11(a)	Seller Intellectual Property Rights
Schedule 4.11(b)	IP Claims

-iv-

(continued)

Page

Schedule 4.11(c)	Intellectual Property Infringement
Schedule 4.11(d)	Intellectual Property: Social Media Accounts
Schedule 4.11(h)	Computer Systems and Other Related Information Systems
Schedule 4.12	Litigation
Schedule 4.13	Employee Matters
Schedule 4.14(a)	Employee Plans
Schedule 4.14(g)	Deferred Compensation Agreements
Schedule 4.15	Accounts Receivable
Schedule 4.17	Client Engagement Letters
Schedule 4.18	Insurance
Schedule 4.19	Compliance with Laws; Permits; Certain Operations
Schedule 4.20	Names and Locations
Schedule 4.21	Major Clients
Schedule 4.23	Affiliate Transactions

-v-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 12, 2016, by and among (i) Heidrick & Struggles, Inc., a Delaware corporation (“Buyer”), (ii) Philosophy IB, LLP, a New Jersey limited liability partnership (“Seller”), (iii) Christine H. Lotze (“Lotze”) and (iv) Kaveh Naficy (“Naficy,” and together with Lotze, each a “Partner,” and together, “Partners”). Buyer, Seller and Partners are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, Seller is engaged in the business of leadership and organizational development and management consulting (the “Business”);

WHEREAS, Partners own all of the partnership interests of Seller;

WHEREAS, subject to the terms and conditions set forth herein, Seller desires to sell to Buyer or one or more of its designated Affiliates, and Buyer desires to (or cause one or more of its designated Affiliates to) (a) purchase from Seller all of the business, assets and properties, operating as a going concern, related to the operation of the Business (other than the Excluded Assets (hereinafter defined)) and (b) assume from Seller certain liabilities with respect to the Business other than the Excluded Liabilities (hereinafter defined); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1:

CERTAIN DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person. For clarity, each Partner is an Affiliate of Seller.

“Ancillary Agreements” means each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Parties in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant Party or Parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Bonus Amounts” means bonus amounts that have been or should have been accrued for or are payable to any employee or contractor of Seller beginning on January 1, 2016 through the Closing Date (and not earned as a result of the transactions contemplated by this Agreement), including the employer portion of any payroll, social security, unemployment or other similar Taxes related thereto.

“Business Day” means any day that is not a Saturday or Sunday or other day on which banks in Chicago, Illinois or Florham Park, New Jersey are authorized or required by law or executive order to close.

“Business Employees” means all of Seller’s employees as of the Closing Date that provide services related to the Business, including all active employees and inactive employees as of the Closing Date for any reason (including as a result of leave of absence, disability or illness).

“Buyer Parties” means Buyer and its respective Affiliates and each of their respective members, shareholders, officers, directors, managers, employees, agents, representatives, successors and assigns.

“Client” means any Person for whom, with which, or for the benefit of whom, directly or indirectly, Seller has or has had a contract, engagement, arrangement, purchase order or other agreement (whether written or oral), to provide services, or has provided any services.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section will be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with Seller or (ii) which together with Seller is treated as a single employer under Section 414(t) of the Code.

“GAAP” means Unites States generally accepted accounting principles, as in effect from time to time.

“Holdback Amount” means $250,000.

“Indebtedness” means (a) any indebtedness for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other debt security, including that certain Promissory Note, dated as of December 2015, issued by Seller to Stephen Garcia; (c) any liabilities or obligations for the deferred purchase price of property or services with respect to which Seller is liable, contingently or otherwise, as obligor or otherwise (other than account payables which are not more than 30 days past due and which are included in the calculation of Net Working Capital); (d) any commitment by which Seller assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (e) any indebtedness guaranteed in any manner by Seller (including guarantees in the form of an agreement to repurchase or reimburse); (f) any indebtedness or liabilities secured by a Lien (other than Permitted Liens arising by operation of law) on Seller’s assets; (g) any amounts owed by Seller to any Person under any noncompetition or consulting arrangements; (h) any amounts owed to Affiliates of Seller and (i) all interest, fees and other expenses owed with respect to indebtedness described in clauses (a) through (h).

“Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world, by whatever name or term known or designated, tangible or intangible, whether arising by operation of law, contract, or otherwise: (a) all inventions (whether or not patentable or reduced to practice), all improvements thereto, all patents and patent applications, and all patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith (collectively, “Patents”); (b) all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names, and all other indicia of origin and combinations thereof (including initials or acronyms), all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing (collectively, “Trademarks”); (c) all published or unpublished works of authorship (whether or not copyrightable), whether registered or unregistered, data collections, mask work rights, website content, rights to compilations, collective works, derivative works or other copyrightable works and all applications, registrations, and renewals in connection therewith any of the foregoing (collectively, “Copyrights”); (d) all trade secrets, discoveries, know-how, technologies, processes, techniques, protocols, methods, formulae, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, methodologies, ideas, research and development, and confidential information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively, “Trade Secrets”); (e) all software, including source code, object code, systems, tools, data (in any form or format), databases, firmware, development tools, design tools, user interfaces and related documentation, including the tools developed by Seller referred to as SYNAPP, SPOKES and CINQ (collectively, “Software”); (f) all other proprietary and intellectual property rights and (g) all copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

“IRS” means the Internal Revenue Service.

“Knowledge” and terms of similar import mean, the actual knowledge of the individuals listed on Schedule 1.1 after due and reasonable investigation of the referenced matter and inquiry of the Person or Persons with primary responsibility on behalf of Seller regarding the matter at issue.

“Liability” means any claim, debt, liability, obligation or commitment of any nature whatsoever (whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due), whenever or however arising (including those arising out of any contract or tort, whether based on negligence, strict liability or otherwise) and including all costs and expenses related thereto.

“Lien” means any lien (statutory or otherwise), hypothecation, encumbrance, claim, Liability, security interest, interest, mortgage, pledge, restriction, charge, instrument, license, preference, priority, security agreement, easement, covenant, encroachment, option, Tax (including foreign, federal, state and local Tax), order of any Governmental Authority, of any kind or nature, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non- contingent, material or non-material, known or unknown.

“Loss” means any loss, cost, Liability, demand, claim, action, cause of action, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and the enforcement of any rights hereunder), including indirect, incidental or consequential losses, lost profits or damages arising from the interruption of business, diminution in value, loss of business reputation, and losses measured by a multiple of earnings or revenue, but excluding special and punitive damages.

“Material Adverse Effect” means any event, fact, condition, change, circumstance, occurrence or effect which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects has had, or could reasonably be expected to have, (a) a material adverse effect on the condition (financial or otherwise), operations, results of operations, Purchased Assets, Assumed Liabilities or Business of Seller, other than an event, fact, condition, change, circumstance, occurrence or effect resulting from an Excluded Matter or (b) the effect of preventing, materially delaying, making illegal or otherwise materially interfering with the consummation of the transactions contemplated by this Agreement. For purposes of this definition, “Excluded Matter” means any one or more of the following: (x) conditions generally affecting the industry in which Seller operates, (y) conditions generally affecting the United States economy or (z) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; provided, however, that the extent to which such event, fact, condition, change, circumstance, occurrence or effect described in clauses (x)–(z) disproportionately has had, or could reasonably be expected to have, a greater impact on Seller as compared to the adverse impact on other similarly situated participants in the industry in which Seller operates will be taken into account in determining whether there has been, or could reasonably be expected to be, a Material Adverse Effect with respect to Seller.

“Net Working Capital” means all receivables (net of reserves), work in progress (including unbilled fees and reimbursable expenses) and prepaid expenses included in the Purchased Assets minus an amount equal to the sum of all accounts payable, deferred revenue and any other current liabilities included in the Assumed Liabilities, in each case to the extent that such items are characterized as current assets and current liabilities in accordance with GAAP, consistently applied, but excluding (a) Indebtedness, (b) Transaction Expenses, (c) any Liabilities associated with any Employee Plan (as defined in Section 4.14(a)), including the PIB 401(k) Plan and the PIB Defined Benefit Plan and (d) unusual, non-recurring, non-operating or related party items.

“Non-compete Period” means, for purposes of Seller, a period of five years following the Closing Date, and, for purposes of either Partner, a period of four years following the Closing Date.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“PIB 401(k) Plan” means the Philosophy IB LLP 401(k) Profit Sharing Plan and Trust.

“PIB Defined Benefit Plan” means Philosophy IB, LLP Defined Benefit Plan.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Straddle Period, the portion of such Tax period ending on (and including) the Closing Date.

“Prospective Client” means any Person for whom, from which, or for the benefit of whom, directly or indirectly, Seller solicited or attempted to solicit any business or to which Seller has submitted any written or oral bid or proposal to provide services or information or conduct business.

“Restricted Territory” means: (a) the United States; (b) any other geographic area(s) within a 50 mile radius of any and all locations in, to, or for which either Partner worked, to which either Partner was assigned or had any responsibility (either direct or supervisory) immediately prior to the Closing or at any time during the two year period prior to the Closing, and (c) all of the specific customer accounts, whether within or outside of the geographic areas described in clauses (a) and (b), with which Seller or either Partner had any contact or for which either Partner had any responsibility (either direct or supervisory) immediately prior to the Closing or at any time during the two year period prior to the Closing.

“Revenue Year” has the meaning set forth in Schedule 3.4.

“Seller Parties” means Seller and Partners.

“Straddle Period” means a Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Target Working Capital” means $1,500,000.

“Tax” or “Taxes” means any (a) United States federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, gross margins, personal property, sales, use, transfer, registration, alternative or add-on minimum, estimated, payment in lieu of or other tax of any kind whatsoever (including any fee or penalty for the failure to file or timely file any Tax Return), and including any interest, penalty, or addition thereto, whether disputed or not, (b) Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Tax period, (c) Liability under any state abandonment or unclaimed property, escheat or similar law and (d) Liability for the payment of any amounts of the type described in clause (a), (b) or (c) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify or pay any other Person.

“Tax Returns” means any report, return, election, document, declaration or other information or filing, including any amendments thereto, supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, and any return, attachment or schedule of an affiliated, combined or unitary group, claims for refund and any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and including TD Form 90-22.1 (and its successor form, FinCEN Form 114).

“Taxing Authority” means the IRS and any state, local, or foreign Governmental Authority, or their agents, responsible for the assessment, collection, imposition or administration of any Taxes.

“Transaction Expenses” means the aggregate amount of (a) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred by Seller or either Partner which Seller or either Partner is obligated to pay pursuant to the terms of this Agreement and the transactions contemplated hereby, to the extent not paid by Seller or Partners before the Closing and (b) sale, transaction, deferred compensation, change of control, severance, retention or other payments (regardless of form), paid or payable by Seller to its officers, managers, employees, consultants or any third party as a result of the consummation of the transactions contemplated by this Agreement and based on contracts or agreements in effect as of the Closing Date, and including the employer portion of any payroll, social security, unemployment or similar Taxes owed in connection with such payments.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section will be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

1.2 Additional Definitions. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Term	Article/Section
2015 Financial Statements Agreement Arbitration Firm Assumed Contracts	4.4 Preamble 3.3(b) 2.1(a)(vi)

Term	Article/Section

Assumed Liabilities

Basket Amount

Bonus Amounts

Bulk Sales Laws

Business

Buyer

Claim Dispute Notice

Closing

Closing Date

Closing Working Capital

Closing Payment

Commencement Date

Confidentiality Agreement

Debt Payoff Amounts

Direct Claim Notice

Dispute Notice

Drop Dead Date

Employee Plan

Estimated Working Capital

Excluded Assets

Excluded Liabilities

Final Allocation

Final Closing Payment

Final Working Capital

Financial Statements

Fundamental Representations

Governmental Authority

Indemnified Party

Indemnifying Party

Key Employee

Latest Balance Sheet

Leased Real Property

Leases

Lotze

Major Client

Material Contracts

Naficy

Organizational Documents

OSH Act

Partners

Party/Parties

Permits

Permitted Liens

Post Closing Consideration

Post Closing Period

Preliminary Allocation

Proposed Final Allocation

Purchase Price

Purchased Assets

2.2(a)

10.3(a)

7.5

11.14

Recitals

Preamble

10.5

3.1

3.1

3.3(a)

3.2(a)

7.8

7.2

7.4

10.5

3.4(d)

8.4

4.14(a)

3.2(b)

2.1(b)

2.2(b)

3.5

3.3(d)

3.3(b)(ii)

4.4

10.1

4.2(b)

10.4(a)

10.4(a)

4.13(a)

4.4

4.7

4.7

Preamble

4.21

4.10(a)

Preamble

2.1(b)(iii)

4.13(f)(vi)

Preamble

Preamble

4.19(b)

4.8(a)

3.4(a)

3.4(a)

3.5

3.5

3.2(a)

2.1(a)

Term	Article/Section
Seller Seller Intellectual Property Rights Seller Systems Third Party Claim Transferred Employees Transfer Taxes WARN Working Capital Statement	Preamble 4.11(a) 4.11(e) 10.4(a) 7.8 9.3 4.13(f)(v) 3.3(a)

ARTICLE 2:

PURCHASE AND SALE OF PURCHASED ASSETS

2.1 Basic Transaction.

(a) Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Buyer will purchase, or cause one or more of its designated Affiliates to purchase, from Seller, and Seller will sell, convey, assign, transfer and deliver to Buyer or one or more of its designated Affiliates, all right, title and interest of Seller (and Seller’s Affiliates) in and to the assets, properties, rights, titles and interests of every kind and nature owned, licensed or leased by Seller or its Affiliates (including indirect and other forms of beneficial ownership) as of the Closing Date (except to the extent constituting Excluded Assets pursuant to Section 2.1(b)), which are used or intended for use in the Business, whether tangible or intangible, real or personal and wherever located and by whomever possessed (collectively, the “Purchased Assets”), free and clear of all Liens (other than Permitted Liens), including the following:

(i) all accounts receivable and work in progress (whether billed or unbilled as of the Closing Date) to the extent such items are included in the calculation of Net Working Capital;

(ii) all credits, prepaid expenses, deferred charges, advance payments, security deposits and other prepaid items to the extent such items are included in the calculation of Net Working Capital;

(iii) all claims, refunds, credits, causes of action, choses in action, rights of recovery and rights of set-off of any kind;

(iv) all Client work and Client work product related to the Business that has been performed or is in the process of being performed on the Closing Date, and all work product, pitch materials and other information related to Prospective Clients;

(v) all Intellectual Property Rights owned by, issued to, licensed or used by Seller, along with all of Seller’s and its Affiliates’ interest in income, royalties, damages and payments accrued, due or payable to Seller or its Affiliates as of the Closing Date or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof by third parties, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world);

(vi) (A) the contracts, agreements and leases, including amendments and supplements, modifications, and side letters or agreements, listed on Schedule 2.1(a)(vi), which, for the avoidance of doubt, will not include any Employee Plans (or contracts related thereto) or agreements and leases not listed on Schedule 2.1(a)(vi), and (B) any contracts or agreements entered into by Seller between the date hereof and the Closing Date for which Seller has received Buyer’s prior written consent as contemplated by Section 7.1(b) (collectively, the “Assumed Contracts”);

(vii) all leasehold improvements and all equipment (including all office equipment), fixtures, trade fixtures, computers and related software, and furniture located in any building, office or other space leased, owned or occupied by Seller or in any warehouse or other storage facility where any properties and/or assets used in connection with the Business may be located;

(viii) all office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind located in any building, office or other space leased, owned or occupied by Seller or in any warehouse or other storage facility where any properties and/or assets used in connection with the Business may be located;

(ix) all lists, records and other information pertaining to accounts and referral sources; all lists, records and other information pertaining to suppliers and customers; and all drawings, reports, studies, plans, books, ledgers, files and business and accounting records of every kind (including all financial, business, sales and marketing plans and information); in each case whether evidenced in writing, electronic data, computer software or otherwise;

(x) all advertising, marketing and promotional materials, all archival materials and all other printed or written materials;

(xi) all permits, licenses, certifications, authorizations, approvals and similar rights from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such agencies;

(xii) to the extent that they relate to Purchased Assets, Tax Returns other than income Tax Returns with respect to Tax periods (or portions thereof) ending on or prior to the Closing Date, and any notes, worksheets, files or documents relating thereto;

(xiii) all goodwill as a going concern and all other intangible property;

(xiv) all Tax credits, deposits, advance payments, prepayments, refunds or any similar Tax items or attributes that either belong to Buyer or relate to Taxes for which Buyer is liable; and

(xv) all other properties, assets and rights owned by Seller as of the Closing Date, or in which Seller has an interest, and which are not otherwise Excluded Assets.

(b) Excluded Assets. Notwithstanding the foregoing, the following properties, assets and rights (the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Purchased Assets:

(i) all cash and cash equivalents of Seller, but excluding any security deposits;

(ii) all ownership interests in Seller;

(iii) Seller’s certificate of limited partnership, partnership agreement and any other organizational documents (collectively, “Organizational Documents”), qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books and other documents relating solely to the organization, maintenance and existence of Seller as a limited liability partnership;

(iv) claims for and rights to receive Tax refunds with respect to Tax periods (or portions thereof) ending on or prior to the Closing Date to the extent such Taxes were paid by Seller, and income Tax Returns with respect to Tax periods (or portions thereof) ending on or prior to the Closing Date, and any notes, worksheets, files or documents relating thereto;

(v) receivables owed to Seller from Partners, directors, officers, employees, consultants or Affiliates;

(vi) the Purchase Price and all other rights of Seller under or pursuant to this Agreement and the Ancillary Agreements;

(vii) the Employee Plans and all assets and contracts related thereto, and all assets held with respect thereto; and

(viii) the assets of Seller specifically listed on Schedule 2.1(b)(viii).

2.2 Assumption of Liabilities.

(a) Assumed Liabilities. Subject to the conditions set forth in this Agreement, in addition to the Purchase Price and as additional consideration for the Purchased Assets, as of the Closing, Buyer will assume only the following debts, liabilities and obligations of Seller to the extent such debts, liabilities and obligations relate to the Business (collectively, the “Assumed Liabilities”):

(i) except as otherwise provided in Section 2.2(b), all of Seller’s accounts payable that are not more than 30 days past due and are included in the calculation of Net Working Capital;

(ii) Seller’s obligations under the Assumed Contracts to the extent arising after the Closing Date, but only to the extent such Assumed Contracts are assigned to Buyer or Buyer otherwise receives the rights and benefits of such Assumed Contracts pursuant to Section 3.6, and specifically excluding any Liability relating to or arising out of such Assumed Contracts as a result of (A) any breach of such Assumed Contracts occurring on or prior to the Closing Date, except for any such breach due to the failure to obtain consent to assignment of any such Assumed Contract to Buyer); (B) any claim for or obligation to pay refunds arising prior to or after the Closing Date; (C) any violation of law, breach of warranty, tort or infringement occurring on or prior to the Closing Date or (D) any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand that arises as a result of a matter referred to in clauses (A), (B) or (C) or that is filed prior to the Closing Date; and

(iii) all Liabilities arising from Buyer’s operation of the Purchased Assets or the Business after the Closing Date.

(b) Liabilities Not Assumed. Notwithstanding anything to the contrary in this Agreement, except for the Assumed Liabilities, Buyer will not assume or in any way become liable for any of Seller’s Indebtedness or Liabilities of any nature whatsoever, whether accrued, absolute, contingent or otherwise, whether known or unknown, whether due or to become due, whether related to the Business or the Purchased Assets and whether disclosed on the Schedules attached hereto, and regardless of when or by whom asserted, including all of the following (collectively referred to herein as the “Excluded Liabilities”):

(i) any Liabilities of Seller or Partners under this Agreement, the Schedules attached hereto and any Ancillary Agreement;

(ii) any Liabilities of Seller or Partners for expenses, fees or Taxes incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including all attorneys’ and accountants’ fees, brokerage fees and Transfer Taxes);

(iii) any Liabilities (A) for Taxes that relate to the Purchased Assets, the Business, or the Assumed Liabilities for a Pre-Closing Tax Period (or portion thereof), (B) for payments under any Tax allocation, sharing or similar agreement (whether written or oral) other than pursuant to this Agreement that relate to the Purchased Assets, the Business or the Assumed Liabilities, (C) for Transfer Taxes for which the Seller is liable and (D) imposed under any bulk transfer law of any jurisdiction, under any de facto merger law, successor liability law or any other law or as a result of the application of Section 6901 of the Code or any similar law, in each case with respect to the Purchased Assets, the Business, or the Assumed Liabilities;

(iv) all Liabilities based upon, arising out of or otherwise in respect of any Employee Plans;

(v) all Liabilities based upon, arising out of or otherwise in respect of any current or former employees, consultants or independent contractors of Seller;

(vi) any Liabilities arising prior to the Closing with respect to the misclassification of an employee as an independent contractor under applicable laws;

(vii) any Liabilities arising prior to the Closing with respect to the misclassification of any employee as exempt, or any other improper payment, under the Fair Labor Standards Act or state wage hour law;

(viii) all Liabilities based upon or arising out of any mass layoff or reduction of employees by Seller, including in connection with any such actions related to, or in anticipation of, this Agreement;

(ix) any Liability with respect to any products that were marketed or sold or services that were performed by or on behalf of Seller or its Affiliates prior to the Closing, including professional or product liability, infringement claims and any related claims and litigation arising prior to, on or after the Closing Date;

(x) all Liabilities of Seller owing to any current or former Affiliates, partners or any other Person owning or purporting to own any equity interest in or with respect to Seller for any reason whatsoever;

(xi) any Liability relating to workers’ compensation claims which were filed or presented on or before the Closing Date or which are filed or presented after the Closing Date but relate to claims and/or injuries first arising on or before the Closing Date;

(xii) Liabilities arising by reason of any (A) violation or alleged violation of any federal, state, local or foreign law or any requirement of any Governmental Authority and (B) breach or alleged breach by Seller or any of its Affiliates of any agreement, contract, lease, license, commitment, instrument, judgment, order or decree, except for any breach of an Assumed Contract due to the failure to obtain consent to assignment of any such Assumed Contract to Buyer;

(xiii) any Liabilities relating to any pending or threatened legal action, proceeding or claim arising out of or in connection with Seller’s conduct of the Business or any other conduct of Seller, Seller’s officers, directors, employees, consultants, agents or advisors on or prior to the Closing Date;

(xiv) any Liabilities for Indebtedness;

(xv) any Liabilities for Transaction Expenses;

(xvi) any Liabilities in respect of any of the Excluded Assets (including under any contracts, leases, commitments or understandings related thereto); and

(xvii) any Liabilities for which Buyer may become liable for as a result of or in connection with the failure by Buyer or Seller to comply with any bulk sales or bulk transfers laws or as a result of any “de facto merger” or “successor-in-interest” theories of liability.

For purposes of this Section 2.2(b), “Seller” will be deemed to include all Affiliates of Seller and any predecessors to Seller and any Person with respect to which Seller is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise). Seller hereby acknowledges that it is retaining the Excluded Liabilities, to the extent applicable, and Seller will (and the Partners will cause Seller to) pay, discharge and perform all such liabilities and obligations promptly when due.

2.3 Further Transfers; Transition Assistance. Seller will execute and deliver such instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets, the assumption by Buyer of the Assumed Liabilities and the conduct by Buyer of the Business (including with respect to obtaining and maintaining all licenses, permits, authorizations, accreditations and consents necessary or desirable in connection therewith), and

Seller will execute such documents as may be reasonably necessary to assist Buyer in preserving or perfecting its rights in the Purchased Assets and its ability to conduct the Business. Buyer will execute and deliver such instruments of assumption and other document as Seller may reasonably request to effect, consummate, confirm or evidence the assumption by Buyer of the Assumed Liabilities. Following the Closing, Seller and Buyer agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local and other Tax Returns with respect to the Business; provided, however, that Seller and Buyer, as applicable, will reimburse the other for such other Party’s reasonable out-of-pocket expenses in connection therewith.

ARTICLE 3:

PURCHASE PRICE; CLOSING

3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the Business Day following satisfaction or waiver of all of the conditions to the Closing set forth in Article 8 (other than those that by their nature can and will be satisfied only at the Closing), or such other date as the Parties may mutually agree upon in writing (the “Closing Date”). The Closing will be effective as of 12:01 a.m. on the Closing Date. Unless otherwise agreed, the Parties will deliver electronically all signature pages to this Agreement and the Ancillary Agreements and will not physically attend Closing.

3.2 Purchase Price; Payments at Closing.

(a) Purchase Price. In consideration for the Purchased Assets, Buyer will assume the Assumed Liabilities and pay (or cause to be paid) in cash to Seller an amount equal to (i) $6,000,000 minus (ii) the Holdback Amount, minus (iii) the amount, to the extent greater than zero, by which Target Working Capital exceeds Estimated Working Capital, plus (iv) the amount, to the extent greater than zero, by which Estimated Working Capital exceeds Target Working Capital (collectively, clauses (a)(i) – (a)(iv), the “Closing Payment”), and (v) plus the right to additional cash payment as and to the extent set forth in Section 3.4 (the “Purchase Price”).

(b) Closing Date Determination. Not more than five Business Days, but in no event less than one Business Day, before the Closing Date, Seller and Buyer will, in good faith and in accordance with GAAP, jointly estimate Net Working Capital as of the day prior to the Closing Date; provided, however, that if Seller and Buyer cannot agree on an estimate of Net Working Capital, such estimate will be deemed to be equal to Buyer’s good faith determination thereof. The amount of Net Working Capital as finally estimated pursuant to this Section 3.3(b) is referred to herein as “Estimated Working Capital.”

(c) Payments at Closing.

At the Closing, Buyer will:

(i) retain the Holdback Amount to be paid to Seller in accordance with Section 3.3 and Section 10.6; and

(ii) pay to Seller the Closing Payment by wire transfer of immediately available funds to an account or accounts designated by Seller at least two Business Days prior to Closing.

(d) Withholding. Notwithstanding anything to the contrary in this Agreement, Buyer will be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, such amounts as Buyer or its Affiliates may be required to deduct and withhold with respect to any such deliveries and payments under applicable law. To the extent that amounts are so withheld, they will be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

3.3 Post Closing Purchase Price Adjustment.

(a) Within 120 days after the Closing Date, Buyer will prepare and deliver, or cause to be prepared and delivered, to Seller a net working capital statement (the “Working Capital Statement”), setting forth the calculation of the Net Working Capital as of the close of business on the day prior to the Closing Date (the “Closing Working Capital”). The Working Capital Statement must be prepared in accordance with GAAP.

(b) Within 30 days following receipt by Seller of the Working Capital Statement, Seller may deliver written notice (an “Objection Notice”) to Buyer of any dispute it has with respect to the preparation or content of such statement. An Objection Notice must describe in reasonable detail the items contained in the Working Capital Statement that Seller dispute and the basis for any such disputes. Any items not disputed in the Objection Notice will be deemed to have been accepted by Seller. If Seller does not deliver an Objection Notice with respect to the Working Capital Statement within such 30-day period, such statement will be final, conclusive and binding on the Parties. If Seller delivers a timely Objection Notice, Buyer and Seller will negotiate in good faith to resolve such dispute. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after Seller delivers an Objection Notice, then Buyer and Seller, jointly, will engage Ernst & Young LLP (the “Arbitration Firm”), or if such firm is unable or unwilling to act in such capacity, the Arbitration Firm will be such other firm selected by agreement of Buyer and Seller to resolve such dispute. As promptly as practicable thereafter (and, in any event, within 30 days after the Arbitration Firm’s engagement), Seller will submit any unresolved elements of its objection to the Arbitration Firm in writing (with a copy to Buyer), supported by any documents and arguments upon which it relies. As promptly as practicable thereafter (and, in any event, within 15 days following the Seller’s submission of such unresolved elements, Buyer will submit its response to the Arbitration Firm (with a copy to Seller) supported by any documents and arguments upon which it relies. Buyer and Seller will request that the Arbitration Firm render its determination within 15 days following its receipt of Buyer’s response. The scope of the disputes to be resolved by the Arbitration Firm is limited to the unresolved items on the Objection Notice. In resolving any disputed item, the Arbitration Firm may not assign a value to any item greater than the greatest value claimed for such item by either Party or less than the smallest value claimed for such item by either Party. Buyer and Seller will share equally the fees and expenses of the Arbitration Firm. All determinations made by the Arbitration Firm will be final, conclusive and binding on the Parties.

(c) For purposes of complying with the terms set forth in this Section 3.3, each Party will cooperate with and make available to the other Party and its representatives all information, records, data and working papers and will permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Working Capital Statement and the resolution of any disputes under the Working Capital Statement.

(d) If Closing Working Capital (as finally determined pursuant to Section 3.3(b)) is less than the Target Working Capital, then the Purchase Price will be adjusted by the amount of such shortfall and Seller will pay or cause to be paid to Buyer by bank wire transfer of immediately available funds to an account designated in writing by Buyer, an amount in cash equal to the such shortfall within five Business Days from the date on which Closing Working Capital is finally determined pursuant to Section 3.3(b); provided, however, that payment due from Seller under this Section 3.3(d) may be made from the Holdback Amount in Buyer’s sole discretion.

(e) If Closing Working Capital (as finally determined pursuant to Section 3.3(b)) is greater than the Target Working Capital, then the Purchase Price will be adjusted by the amount of such excess and Buyer will pay or cause to be paid to Seller by bank wire transfer of immediately available funds to an account designated in writing by Seller, an amount in cash equal to the such excess within five Business Days from the date on which Closing Working Capital is finally determined pursuant to Section 3.3(b).

3.4 Post Closing Consideration.

(a) In addition to the Closing Payment, Seller may receive additional consideration (the “Post Closing Consideration”) on the terms and conditions set forth in this Section 3.4 and in Schedule 3.4.

(b) No later than 120 days after the end of each Revenue Year, Buyer will prepare and deliver to Seller a calculation, together with reasonable supporting documentation, of the amount, if any, of Post Closing Consideration payable by Buyer. Unless Seller disputes Buyer’s determination of the Post Closing Consideration in accordance with the provisions of Section 3.4(c), Buyer’s determination will be conclusive and binding upon all of the Parties. Buyer will make available to Seller all books and records maintained by Buyer as Seller may reasonably require in order for Seller to review and confirm Buyer’s calculation of Post Closing Consideration with respect to the applicable Revenue Year.

(c) In the event that Seller disputes the calculation of the Post Closing Consideration, Seller will notify Buyer in writing by delivery of a notice (a “Dispute Notice”) within 30 days after delivery of the applicable Buyer calculation of the Post Closing Consideration, which Dispute Notice will set forth in reasonable detail the basis for such dispute. Any such dispute will be resolved under the procedures set forth in Section 3.3(b) of this Agreement. If Seller does not deliver a Dispute Notice within 30 days after delivery of Buyer’s calculations, within 10 days after expiration of such 30 day period, or, if such a notice is timely delivered, within 10 days of the resolution of any such dispute, Buyer will pay Seller any Post Closing Consideration that is owed to Seller for the applicable Revenue Year. Subject to Schedule 3.4, such Post Closing Consideration will be delivered by Buyer by wire transfers of immediately available funds to an account or accounts designated in writing by Seller.

(d) If the Holdback Amount has been exhausted or released to Seller pursuant to Section 10.6, then Buyer may elect to set-off against all or a portion of any Post Closing Consideration payable to Seller any amount owed to the Buyer Parties with respect to purchase price adjustment set forth in Section 3.3 or the indemnification obligations set forth in Article 10.

3.5 Allocation of the Purchase Price. Within 30 days after the Closing Date, Buyer will deliver to Seller a preliminary allocation of the Purchase Price (to the extent included in the amount realized for income Tax purposes) among the Purchased Assets (the “Preliminary Allocation”); provided, however, that such Preliminary Allocation will not be binding on the Parties. Within 120 days after the Closing Date, Buyer will deliver to Seller a proposed final allocation of the Purchase Price, in accordance with the Preliminary Allocation and section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of U.S. state or local Tax law) (the “Proposed Final Allocation”). In preparing the Preliminary Allocation and the Proposed Final Allocation, Buyer will consider in good faith any input that Seller provides in writing regarding the proposed valuation of specific assets. Seller will notify Buyer in writing within 30 days after receipt of the Proposed Final Allocation of any disagreement or reasonable objections Seller may have with the Proposed Final Allocation, in which case Seller and Buyer will use their good faith efforts to reach agreement thereon. If the Parties reach agreement thereon, their agreed upon allocation will constitute a “Final Allocation.” In the event Seller and Buyer fail to so agree within 30 days after Seller’s notice of disagreement has been delivered, then Seller and Buyer will promptly engage the Arbitration Firm to deliver to Buyer and Seller, within 30 days of the engagement, an allocation of the Purchase Price, which will constitute a “Final Allocation.” Buyer and Seller will share equally the fees and expenses of the Arbitration Firm in connection with such engagement. Each Party will report the purchase and sale of the Purchased Assets on all Tax Returns (including IRS Form 8594) in accordance with a Final Allocation, and no Party will take any position contrary to a Final Allocation unless required by applicable law. The Parties agree to notify each other with respect to the initiation of any action by the IRS or any other Taxing Authority relating to such allocations and agree to consult with each other with respect to any related action by the IRS or any other Taxing Authority.

3.6 Nonassignable Contracts. Notwithstanding anything to the contrary herein, to the extent that the assignment hereunder by Seller to Buyer of any Assumed Contract is not permitted or is not permitted without the consent of any other party to such Assumed Contract, this Agreement will not be deemed to constitute an assignment of any such Assumed Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Assumed Contract. Seller will advise Buyer in writing at least five Business Days prior to the Closing with respect to any Assumed Contract which Seller knows or has substantial reason to believe will or may not be subject to assignment to Buyer hereunder at the Closing. Without in any way limiting Seller’s obligation to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the Assumed Contracts and the Purchased Assets to Buyer hereunder as required by this Agreement, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and if the Closing will occur, Seller will cooperate with Buyer at Seller’s expense following the Closing Date in any reasonable arrangement designed to provide Buyer with the rights and benefits (subject to the obligations) under any such Assumed Contract, including enforcement for the benefit of Buyer of any and all rights of Seller against any other party arising out of any breach or cancellation of any such Assumed Contract by such other party and, if requested by Buyer, acting as an agent on behalf of Buyer or as Buyer will otherwise reasonably require, and Buyer will pay and perform all Assumed Liabilities in respect of any such Assumed Contract to the extent arising subsequent to Closing.

ARTICLE 4:

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions and responses set forth in the Disclosure Schedules (which exceptions and responses are arranged by sections corresponding to the sections or subsections of this Article 4 to which they apply and qualify other sections or subsections of this Article 4 only to the extent that it is reasonably apparent from the text of an exception or response that such exception or response is relevant to such other section or subsection), as an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer that:

4.1 Organization and Limited Liability Partnership Power. Seller is duly organized, validly existing and in good standing under the laws of the State of New Jersey. Seller has obtained and currently maintains all qualifications to do business as a foreign person in all other jurisdictions in which the character of Seller’s properties or the nature of Seller’s activities require it to be so qualified, other than any such qualifications for which the failure to obtain or maintain would not have a Material Adverse Effect on the Business. Seller has all requisite power and authority and all authorizations, licenses and permits necessary to own and operate the Business and to conduct the Business as currently conducted by Seller and as currently contemplated to be conducted by Seller.

4.2 Authorization; No Breach.

(a) The execution, delivery and performance of this Agreement and the Ancillary Agreements to be executed and delivered by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Seller, and no other proceedings on the part of Seller or its equityholders are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements. This Agreement and the Ancillary Agreements to be executed and delivered by Seller, assuming the due authorization, execution and delivery by the other Parties, constitute valid and binding obligations of Seller, enforceable in accordance with their respective terms.

(b) Except as set forth on Schedule 4.2, the execution, delivery and performance of this Agreement or any Ancillary Agreement by Seller, and the consummation of the transactions contemplated hereby and thereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, require any consent, waiver or approval under, or require any offer to purchase or any prepayment of any debt or result in the creation of any Lien upon any of the Purchased Assets under any of the terms, conditions or provisions of (i) the Organizational Documents, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any domestic or foreign federal, state, local or other governmental authority or regulatory agency, commission, department or other governmental subdivision, court, tribunal or body (a “Governmental Authority”) applicable to Seller, or any of its properties or assets, (iii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or license to which Seller is a party or by which Seller or any of its properties or assets may be bound or affected or (iv) any Assumed Contract.

4.3 Capitalization. Schedule 4.3 sets forth, as of the date of this Agreement, the name of each Person that owns equity interests in Seller, and the percentage of the issued and outstanding equity of Seller owned by such Person. All of such outstanding equity interests have been duly authorized, and are validly issued. Except as set forth on Schedule 4.3, Seller does not have any other issued or outstanding equity interests, any other interests that confer on a Person the right to receive a share of the profits and losses of, or distribution of assets of, Seller, including (a) options, warrants, calls, subscriptions or other rights, agreements or commitments that could obligate Seller to issue, offer, transfer or sell any equity interests or pay any dividends or other distributions thereon, including rights, agreements or commitments which may be triggered by the transactions contemplated by this Agreement or the Ancillary Documents, or (b) profit participation or similar rights or arrangements with respect to Seller that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any ownership interests in Seller. Seller does not have and has not had any ownership interests in any Person.

4.4 Financial Statements. Attached hereto as Schedule 4.4 are true and complete copies of (a) the unaudited balance sheet of the Company as of July 31, 2016 and the related statements of income for the year-to-date as of July 31, 2016 (the “Latest Balance Sheet”), and (b) the unaudited balance sheet of Seller for the year ended December 31, 2015, and the related statements of income for the twelve-month period ended December 31, 2015 (the “2015 Financial Statements,” and together with the Latest Balance Sheet, the “Financial Statements”). The Financial Statements are consistent with the books and records of Seller, fairly present in all material respects the financial condition of Seller at the dates and for the time periods set forth therein. The Financial Statements were derived from the books and records of Seller, which are accurate and complete in all material respects and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. All of the books and records of Seller have been maintained in the ordinary course of business and fairly reflect, in all material respects, all transactions of the Business.

4.5 Indebtedness; Absence of Undisclosed Liabilities.

(a) Schedule 4.5(a) sets forth a list of all Indebtedness of Seller as of the date hereof.

(b) Except as set forth on Schedule 4.5(b), Seller does not have any material Liabilities, except (i) Liabilities (other than Indebtedness) reflected on the face of the Latest Balance Sheet and (ii) Liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

4.6 Absence of Certain Developments. Except as set forth on Schedule 4.6, since December 31, 2015, Seller has operated and conducted the Business only in the ordinary course of business in all material respects and has not experienced or suffered any Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 4.6, Seller has not with respect to itself, the Business, the Purchased Assets, and the Assumed Liabilities:

(a) (i) other than in the ordinary course of business, paid trade or account payables or delayed or postponed the payment of any trade or accounts payable or commissions or any other Liability or (ii) agreed or negotiated with any party to extend the payment date of any trade or accounts payable or commission or any other Liability or (iii) accelerated the collection of (or discounted) any accounts or notes receivable (whether billed or unbilled) or any deferred revenue or taken any actions or omitted to take any actions with the intent or the purpose of satisfying the Target Working Capital as of the Closing;

(b) instituted or permitted any material change in the conduct of the Business, or any material change in its method of purchase, sale, lease, management, marketing, promotion or operation;

(c) sold, leased, assigned or transferred any of its tangible assets (including the Purchased Assets), except in the ordinary course of business, or canceled without fair consideration any material debts or claims owing to or held by it;

(d) sold, assigned, licensed or sublicensed (other than non-exclusive licenses or sublicenses to customers in the ordinary course of business), transferred or encumbered any Intellectual Property Rights or other intangible assets, disclosed any proprietary confidential information to any Person (other than Buyer and Buyer’s representatives, agents, attorneys and accountants, and other than Persons that have signed or are bound by confidentiality or nondisclosure agreements for the benefit of Seller), or abandoned or permitted to lapse any Intellectual Property Rights;

(e) made or granted any bonus or any wage or salary increase to any employee (except as required by any Employee Plan or, in the case of non-officer employees, consistent with past practice), or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any Employee Plan or adopted any Employee Plan;

(f) incurred any Indebtedness or incurred or become subject to any material Liability, except current Liabilities incurred in the ordinary course of business and Liabilities under contracts entered into in the ordinary course of business;

(g) suffered any extraordinary Losses or waived any rights of material value, whether or not in the ordinary course of business;

(h) suffered any damage, destruction or casualty loss to its tangible assets (including the Purchased Assets) in excess of $100,000, whether or not covered by insurance;

(i) made any capital expenditures or commitments therefore that aggregate in excess of $100,000;

(j) made any change in any method of accounting or accounting policies, other than those required by GAAP which have been disclosed in writing to Buyer;

(k) entered into any other material transaction, whether or not in the ordinary course of business, or materially changed any business practice; or

(l) authorized any of, or committed or agreed to take any of, the foregoing actions, other than as expressly contemplated hereby.

4.7 Leased Real Property. Seller does not own, and has never owned, any real property. Schedule 4.7 sets forth the names of the lessor, the address of any parcel of real property leased to Seller or used in the Business (collectively, the “Leased Real Property”), and a list of any leases, subleases, amendments, extensions, renewals, guarantees, licenses, concessions and other agreements (whether written or oral) (collectively, “Leases”) for each such Leased Real Property. Seller has delivered to Buyer a true and complete copy of each such Lease. Except as set forth on Schedule 4.7, with respect to each of the Leases:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect;

(b) Seller’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Leases;

(c) neither Seller nor, to the Knowledge of Seller, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, could reasonably be expected to constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(d) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; and

(e) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Seller or either Partner.

4.8 Assets.

(a) Seller owns good and valid title to, or has a valid leasehold or license interest in, all of the Purchased Assets, free and clear of all Liens and other restrictions of whatever nature, except for (i) Liens listed on Schedule 4.8(a), (ii) Liens for Taxes not yet due and payable, and (iii) other imperfections of title, restrictions or encumbrances, if any, which imperfections, restrictions or encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of the Purchased Assets and do not or will not materially affect the merchantability of the title to the Purchased Assets (items (i), (ii) and (iii) are collectively referred to herein as the “Permitted Liens”).

(b) Except as disclosed on Schedule 4.8(b), the Purchased Assets include all of the assets, rights, title and interests whether tangible or intangible, real or personal, that are reasonably required for the conduct of the Business as currently conducted by Seller and as currently contemplated to be conducted by Seller.

(c) The buildings, improvements, fixtures, machinery, equipment and other tangible assets (whether owned or leased) included in the Purchased Assets are, except for ordinary wear and tear, in good condition and repair and are usable in the ordinary course of business, and all such assets have been installed and maintained in accordance with all applicable laws, regulations and ordinances in all material respects.

4.9 Taxes.

(a) Except as set forth on Schedule 4.9(a): (i) Seller has timely filed (or will file in a timely manner) all United States federal, state, local and foreign Tax Returns which are required to be filed; (ii) all such Tax Returns are true, complete and accurate in all material respects and such filings accurately reflect the Tax Liabilities of Seller; (iii) all Taxes, assessments and other governmental charges imposed upon Seller, or upon any of the Purchased Assets, income or franchises of Seller have been timely paid or, if not yet payable, will be timely paid; (iv) Seller is not currently the beneficiary of any extension of time within which to file any Tax Return with respect to the Purchased Assets, the Business or its activities, properties or employees; (v) Seller has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, partner, or other third party or its activities, properties or employees, and all information returns (including, without limitation, Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed; (vi) Seller is not a party to any Tax allocation or sharing agreement; (vii) Seller does not have any liability for the Taxes of any Person (other than Seller) under Treasury Regulation Section 1.1502-6 or any provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise; (viii) there are no disputes and no actual or proposed Tax deficiencies, assessments or adjustments; (ix) Seller has not waived or extended any statute of limitations in respect of Taxes; (x) no claim or nexus inquiry has been made by a Taxing Authority in a jurisdiction in which Seller does not file a Tax Return such that the Purchased Assets are or may be subject to taxation by that jurisdiction or that Seller has a duty to collect Taxes; (xi) with respect to the Purchased Assets, Seller has not executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or has been subject to any ruling guidance specific to Seller, that would be binding on Buyer for any Tax period (or portion thereof) ending after the Closing Date; (xii) the transactions contemplated by this Agreement will not terminate any Tax incentive, holiday or abatement agreement; (xiii) there are no Liens for Taxes other than Permitted Liens; (xiv) Seller is not a “foreign person” within the meaning of Section 1445 of the Code; (xv) none of the Purchased

Assets is an interest (other than indebtedness within the meaning of Section 163 of the Code) in an entity taxable as a corporation, partnership, trust, real estate investment trust or real estate mortgage investment conduit for federal income Tax purposes and (xvi) none of the Purchased Assets or any property used in the Business is (A) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (C) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (D) “limited use property” within the meaning of Rev. Proc. 2001-28, (E) described in Section 168(g)(1)(A) of the Code with respect to which Seller or any of its Affiliates has claimed depreciation deductions in determining its U.S. federal income tax liability or (F) subject to any provision of Law comparable or similar to any of the provisions listed above.

(b) Schedule 4.9(b) contains a list of states, territories and jurisdictions (whether foreign or domestic) in which Seller files Tax Returns and the types of Tax Returns filed in each listed jurisdiction.

(c) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Seller or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

4.10 Contracts and Commitments.

(a) Schedule 4.10 lists by subsection each of the contracts and agreements of the types described below, whether written or oral, to which Seller is a party or is otherwise bound as of the date hereof (the “Material Contracts”):

(i) all Client engagements and similar arrangements pursuant to which Seller has agreed to provide services, other than engagements that have been fully performed, all amounts have been fully paid by the Client, and no obligations remain to be performed by Seller or the Client;

(ii) contracts prohibiting competition or the disclosure of trade secrets or confidential information;

(iii) agreements or indentures relating to Indebtedness or placing a Lien on any of the Purchased Assets or letter of credit arrangements;

(iv) agreements requiring Seller to make any royalty or commission payments (other than sales commissions paid to employees according to Seller’s standard commissions plan) upon or for the manufacture, sale or distribution of any products or services or the use of any Intellectual Property Rights;

(v) nondisclosure or confidentiality agreements pursuant to which Seller is obligated to maintain the confidentiality of, or not to disclose, designated information;

(vi) leases or agreements under which Seller is lessee of or holds or operates any personal property leases;

(vii) broker, distributor, vendor or maintenance agreements;

(viii) other contracts or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by Seller upon 30 days’ or less notice without penalty;

(ix) consulting, maintenance or any other similar agreements, contracts or commitments (including any employee leasing or outsourcing arrangement);

(x) agreements under which independent contractors or subcontractors are retained to provide services to Seller’s Clients on behalf of Seller;

(xi) contracts which prohibit Seller or, after the Closing, Buyer or any of its Affiliates, from freely engaging in business anywhere in the world;

(xii) contracts with any officer, director, employee, partner, or Affiliate of Seller (or any individual related by marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest);

(xiii) agreements relating to ownership of or investments in any business or enterprise, including investments in joint ventures and minority equity investments;

(xiv) powers of attorney executed by or on behalf of Seller pursuant to which Seller has granted another Person authority to act in Seller’s name or on Seller’s behalf;

(xv) agreements which grant a license or sublicense to Intellectual Property Rights, other than non-exclusive licenses for commercially available third-party software granted to Seller and requiring annual payments of less than $10,000;

(xvi) agreements which restrict Seller in its right to use or register any Intellectual Property Rights or permit any other Person to use, enforce or register any Intellectual Property Rights owned by Seller, including license agreements, co-existence agreements, and covenants not to sue; or

(xvii) other agreements material to the Business not entered into in the ordinary course of business.

(b) Seller has made available to Buyer a true and correct copy of all written Material Contracts (and a true and correct written description of any oral Material Contracts), together with all amendments, exhibits, attachments, waivers or other changes thereto. Each written Material Contract is legal, valid, binding and enforceable by and against Seller in accordance with its terms and is in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity. Except as set forth on Schedule 4.10, neither Seller nor, to the Knowledge of Seller, any other party, is in breach or default under any Material Contract, and no conditions or events exist, such that, after notice or lapse of time or both, would constitute a default under a written Material Contract on the part of Seller or, to the Knowledge of Seller, on the part of any other parties to the Material Contracts, except for any breaches, defaults, terminations, modifications, accelerations, conditions or events which have been cured or waived or which would not be material to the Business.

4.11 Intellectual Property.

(a) To the Knowledge of Seller, Seller owns, free and clear of all Liens (other than Permitted Liens), all right, title and interest in or to, or has the right to use pursuant to a valid and enforceable written license, all Intellectual Property Rights necessary for or used in the operation of the Business as currently conducted by Seller and as currently contemplated to be conducted by Seller (“Seller Intellectual Property Rights”). Schedule 4.11(a) sets forth with owner, countries, registration and application numbers and dates indicated, as applicable, a complete and correct list of all of the following that are owned by or registered to Seller: all Patents; all registered Trademarks and applications for registration of Trademarks; all registered Copyrights and applications therefor and all Internet domain names. Except as set forth on Schedule 4.11(a), each item listed on Schedule 4.11(a) is valid and subsisting, has been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions, and has not lapsed or expired.

(b) Except as set forth on Schedule 4.11(b), no claims by any third party contesting the validity, enforceability, patentability, registrability, use or ownership of any of the Seller Intellectual Property Rights owned by Seller have been received by Seller, are currently pending or, to the Knowledge of Seller, are threatened.

(c) To the Knowledge of Seller, neither the operation of the Business nor Seller has infringed, misappropriated or otherwise come into conflict with any rights of any third parties, nor will any infringement, misappropriation or conflict occur as a result of the continued operation of the Business as currently conducted by Seller or as currently contemplated to be conducted by Seller, nor does the operation of the Business of Seller as conducted as of the date of this Agreement constitute unfair competition or deceptive or unfair trade practice. Except as set forth on Schedule 4.11(c), Seller has not received any threats or notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property Rights from any other person), and to the Knowledge of Seller, no third party has infringed, misappropriated or otherwise conflicted with any of the Seller Intellectual Property Rights.

(d) With respect to social media accounts operated by Seller (i) all such accounts are listed on Schedule 4.11(d); (ii) Seller has access to manage all such accounts (in accordance with the applicable terms, conditions and policies of the applicable social media application) and (iii) Seller has authority to post all content posted by Seller on such account (in accordance with the applicable terms, conditions and policies of the applicable social media application).

(e) No Software owned by Seller has been incorporated, used or embedded in, integrated or combined with, any materials in a manner that subjects such Software to a requirement to be distributed to third parties or to publish source code. Seller has taken commercially reasonable steps and has implemented commercially reasonable procedures designed to identify materials which could subject such Software to a requirement to be distributed to third parties or to publish source. Seller is not a party to any contract or agreement requiring escrow or other deposit of Software source code.

(f) No Intellectual Property Rights owned by Seller were developed by or on behalf of, or using grants or any other subsidies of, any Governmental Authority or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center or funding from third parties was used in the development of Intellectual Property Rights owned by Seller.

(g) All of the Seller Intellectual Property Rights owned by Seller will be owned by Buyer immediately after the Closing on terms and conditions identical to those under which Seller owned such Seller Intellectual Property Rights immediately prior to the Closing, and all licensed software and any other Seller Intellectual Rights held under license, will be available for use by Buyer immediately after the Closing on substantially the same terms and conditions as exploited by Seller according to the applicable license agreements under which Seller used such Seller Intellectual Rights immediately prior to the Closing. Seller has taken all actions reasonably necessary to maintain, protect and enforce the Seller Intellectual Property Rights owned by Seller.

(h) Except as set forth on Schedule 4.11(b), the computer systems and other related information systems, including the Software and related systems used in the conduct of the Business (collectively, the “Seller Systems”) are sufficient for the immediate and anticipated future needs of the Business. Except as set forth on Schedule 4.11(b), all Seller Systems used in the Business are owned or leased, as the case may be, and operated by and are under the control of Seller and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of Seller. To the Knowledge of Seller, no Seller Systems used by Seller contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that are specifically designed to maliciously: (i) disrupt or adversely affect the functionality of any such Seller Systems or Software, except as disclosed in their documentation; or (ii) enable or assist any Person to access without authorization any of such Seller Systems. In the last 12 months, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting such Seller Systems that have caused or could reasonably be expected to result in the material or prolonged disruption or interruption in or to the use of such Seller Systems and/or the conduct of the Business. To the Knowledge of Seller, no Person has gained unauthorized access to any of the Seller Systems used by Seller.

(i) Seller has available to it commercially reasonable disaster recovery and business continuity plans, procedures and facilities.

(j) All former and current consultants or contractors of Seller have executed and delivered valid written instruments that assign to Seller all Intellectual Property Rights developed by them in the course of their performing services for Seller. All employees of Seller who participated in the creation, or contributed to the conception or development, of Intellectual Property Rights of Seller were employees of Seller at the time of rendering such services and such services were within the scope of their employment, or such employees have otherwise validly assigned such Intellectual Property Rights to Seller. No director, officer, partner, optionholder, employee, consultant, contractor, agent or other representative of Seller owns or claims any rights in (nor, have any of them made application as of the date of this Agreement for) any Intellectual Property Rights owned or used by Seller.

(k) Seller has entered into written confidentiality and non-disclosure agreements with all of its directors, officers, employees, consultants, contractors and agents and any other Person with access to the Trade Secrets of Seller to protect the confidentiality and value of such Trade Secrets, and, there has not been any material breach by any of the foregoing of any such agreement. Seller uses reasonable measures to maintain the secrecy of all Trade Secrets owned by Seller that are material to the operations of Seller and are valuable thereto by virtue of their secrecy.

(l) Seller is and has been in material compliance with all applicable laws and commercially reasonable standards pertaining to the collection, processing, storage, use, disclosure and transfer of personal data (as defined in Directive 95/46/EC and any equivalent applicable laws or regulations) and data protection (and without limitation have made all notifications required by applicable law and have at all times applied adequate security measures to all personal data). Seller has not received any written notice that Seller is violating any such laws or standards and, to the Knowledge of Seller, there exists no basis upon which any Governmental Authority or other Person could make such a claim. To the Knowledge of Seller, Seller has obtained all necessary consents required by applicable laws to enable it to process personal data in the matter carried out in the 12 months prior to the date hereof.

4.12 Litigation. Except as set forth on Schedule 4.12, there are no material actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Seller, threatened against or affecting Seller, the Business or the Purchased Assets at law or in equity before or by any Governmental Authority. Seller is not engaged in any legal action with any Client to recover monies due Seller or for damages sustained by Seller. Seller is not subject to or bound by any outstanding orders, judgments or decrees of any court or governmental entity with respect to the Business, the Purchased Assets, or the Assumed Liabilities.

4.13 Employees.

(a) Except as set forth on Schedule 4.13, to the Knowledge of Seller, no employee of Seller who was an Engagement Manager or more senior employee as of January 1, 2016 has any plans to terminate or modify (adverse to the Seller) his or her status as an employee of the Business, including upon consummation of the transactions contemplated hereby. Except as set forth on Schedule 4.13, there are no claims, actions, proceedings or investigations pending or, to the Knowledge of Seller, threatened against Seller with respect to or by any employee or former employee of Seller arising out of or based on the employment relationship with Seller or the performance of services on behalf of Seller and there are no claims, actions, proceedings or investigations pending or threatened against any employees or former employee of Seller. During the five years preceding the date hereof, Seller has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Seller has not engaged in any unfair labor practices. To the Knowledge of Seller, there are no organizational efforts presently made or threatened by or on behalf of any labor union with respect to the Business Employees.

(b) Seller has set forth on Schedule 4.13 a true, complete and accurate list as of August 2, 2016 of each Business Employee (disregarding the reference in such definition to the Closing Date for purposes of this Section 4.13(b)) and with respect to each such Business Employee as of the date hereof, his or her date(s) of hire by the Seller, position and title (if any), current rate of compensation (including bonuses, commissions and incentive compensation, if any), whether such employee is hourly or salaried, whether such employee is exempt or non-exempt, the number of such employee’s accrued sick days and vacation days, whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status and, if applicable, the anticipated date of return to active employment.

(c) Seller has set forth on Schedule 4.13 a true, complete and accurate list as of August 2, 2016 of each independent contractor, subcontractor and consultant retained by Seller by year, for each of the last three years, and with respect to each such contractor, subcontractor and consultant, the nature and total cost of the services each provided to Seller.

(d) Seller has set forth on Schedule 4.13 a true, complete and accurate list as of August 2, 2016 of all former employees of Seller whose employment has been terminated by Seller within the 90 days prior to the date hereof, together with their date of termination, reason for termination and work location. Seller is in compliance with all obligations under any separation contract entered into with any former employee of Seller, if any, by Seller.

(e) Except as set forth in Schedule 4.13, no Business Employee is bound by any confidentiality agreement, non-competition agreement, non-solicitation agreement, or other restrictive covenant contract with Seller

(f) Except as set forth in Schedule 4.13, within the last five years, Seller has not:

(i) materially violated any applicable laws relating to labor relations, employment and employment practices, terms and conditions of employment and wages and hours in connection with the employment of any employees, including any such laws relating to wages and hours, labor relations, payment of wages, child labor, family and medical leave, access to facilities and employment opportunities for disabled persons, equal employment opportunities and affirmative action, employee privacy, fair employment practices, unfair labor practices, employment discrimination (including discrimination based upon sex, pregnancy, marital status, age, race, color, national origin, ethnicity, sexual orientation, disability, veteran status, religion or other classification protected by law or retaliation for exercise of rights under applicable laws), harassment, and the collection and payment of all taxes and other withholdings;

(ii) employed any employee who is not legally eligible for employment under applicable immigration laws, materially violated any applicable laws pertaining to immigration and work authorization, or received notice from any governmental body of any investigation by any Governmental Authority regarding noncompliance with applicable immigration laws, including but not limited to U.S. Social Security Administration “No-Match” letters;

(iii) been delinquent in payments to any employees for any wages (including overtime compensation), salaries, commissions, bonuses or other direct compensation for any services performed by them or any amounts required to be reimbursed to such employees;

(iv) misclassified any Person as an independent contractor rather than as an employee or as an exempt employee rather than a non-exempt employee for purposes of the Fair Labor Standards Act and all other applicable laws. Seller has not received written notice from any Person or Governmental Authority that any individuals who perform services for Seller have been misclassified, in accordance with applicable laws;

(v) implemented any plant closing, mass layoff or redundancy of employees that could require notice and/or consultation under applicable laws (including, without limitation, the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), as amended, 29 U.S.C. §§ 2101 et seq., or any similar state or local mass layoff laws). With respect to this transaction, any material notice required under WARN or comparable laws applicable to Seller has been given, and all bargaining obligations, if any, with any employee representative of the Business Employees have been, or prior to the Closing will be, satisfied; or

(vi) materially violated any laws relating to occupational safety and health including, but not limited to, the U.S. Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq. (“OSH Act”), or received written notice from OSHA or any other applicable Governmental Authority that Seller has been found in violation of the OSH Act or other applicable occupational safety and health laws.

4.14 Employee Benefit Plans.

(a) Schedule 4.14(a) sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other employment, severance pay, salary continuation, bonus, incentive, stock option, equity-based, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, managers, officers, equity holders, consultants, or independent contractors of Seller or any other ERISA Affiliate that are sponsored or maintained by Seller or any other ERISA Affiliate or with respect to which Seller or any other ERISA Affiliate has made or is required to make payments, transfers or contributions (all of the above being hereinafter individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively). Seller does not have any liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans. No Employee Plan is maintained outside of the United States. For purposes of this

Section 4.14, “Seller” will be deemed to include all Affiliates of Seller and any predecessors to Seller and any Person with respect to which Seller is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise).

(b) Copies of the following materials have been delivered or made available to Buyer: (i) all current plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) all determination, advisory or opinion letters from the IRS with respect to any of the Employee Plans, (iii) all current summary plan descriptions, summaries of material modifications, annual reports and summary annual reports with respect to any of the Employee Plans, (iv) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Employee Plan, (v) all correspondence relating to any Employee Plan between Seller or its representatives and any Governmental Authority within three (3) years of the date hereof, and (vi) any other documents, forms or other instruments relating to any Employee Plan requested by Buyer.

(c) Each Employee Plan has been maintained, operated and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable laws.

(d) Each Employee Plan intended to be qualified under Section 401(a) of the Code is, to the Knowledge of Seller, so qualified and has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and, to the Knowledge of Seller, nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(e) Neither Seller nor any other ERISA Affiliate currently has, and at no time in the past has had, an obligation to contribute to: (i) other than with respect to the PIB Defined Benefit Plan, (A) a “defined benefit plan” as defined in Section 3(35) of ERISA or (B) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (iii) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(f) With respect to each group health plan benefiting any current or former employee of Seller or any other ERISA Affiliate that is subject to Section 4980B of the Code, Seller and each other ERISA Affiliate have complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(g) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in conjunction with any other event (whether contingent or otherwise) (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from Seller to any current or former director, manager, officer, employee or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former director, manager, officer, employee or consultant (or dependents of such Persons) of Seller.

4.15 Accounts Receivable. Except as set forth in Schedule 4.15, the accounts and notes receivable of Seller reflected on the Latest Balance Sheet and all accounts and notes receivable arising subsequent to the Latest Balance Sheet (a) arose from bona fide client engagements or sales of services or work product sales transactions in the ordinary course of business and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (c) are not subject to any valid set-off or counterclaim, (d) are not the subject of any claim or proceeding brought by or on behalf of Seller, (e) no Person has any Liens on such receivables or any part thereof and (f) no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment has been made with respect to any such receivables. The reserves with respect to accounts receivable of Seller reflected in the Latest Balance Sheet are reasonable based on historical collections of accounts receivable by Seller and have been made in good faith based on all relevant information as of the date of preparation of such balance sheets.

4.16 Accounts Payable. The accounts payable included in the Latest Balance Sheet have arisen in bona fide arm’s-length transactions in the ordinary course of business consistent with past custom and practice, and, as of the Closing, Seller will have paid its accounts payable as and when due.

4.17 Client Engagement Letters. Seller has made no express or implied indemnities or guarantees with respect to the services rendered by it, other than as set forth in the Material Contracts.

4.18 Insurance. Seller has in place policies of insurance in amounts and scope of coverage as set forth on Schedule 4.18. Each such policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy. Seller has not received any notice that any policy will be cancelled or will not be renewed nor has Seller received any written notice that cancellation or non-renewal is threatened nor any written notice that any material modification of the terms of policy of insurance will be or is threatened to be required as a condition of renewal.

4.19 Compliance with Laws; Permits; Certain Operations.

(a) Seller has complied and is in compliance with all applicable laws, ordinances, codes, rules, requirements and regulations of foreign, federal, state and local governments and all agencies thereof relating to it and the operation of the Business, except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect on the Business, and no notices have been received by and no claims have been filed against Seller alleging a violation of any such laws, ordinances, codes, rules, requirements or regulations;

(b) (i) Seller has all material permits, licenses, franchises, approvals, certificates and other authorizations (“Permits”), and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary for the operation of the Business as currently conducted; (ii) no loss of any such Permit is pending or, to the Knowledge of Seller, has been threatened in writing by a Governmental Authority, except for normal expirations in accordance with the terms thereof or applicable laws (and with respect to which Seller will timely apply for renewals or replacements); (iii) Seller has complied in all material respects with the terms and conditions of such Permits and (iv) except as set forth on Schedule 4.19, all Permits may be relied upon by Buyer for lawful operation of the Business on and after the Closing without transfer, reissuance or other governmental action.

4.20 Names and Locations. Except as set forth on Schedule 4.20, (i) during the five-year period prior to the execution and delivery of this Agreement, Seller has not used any name or names under which they has invoiced account debtors, maintained records concerning its assets or otherwise conducted business, other than the exact name under which it has executed this Agreement, and (ii) all of the Purchased Assets are located at the Leased Real Property.

4.21 Clients. Schedule 4.21 accurately sets forth a list of Seller’s top twenty (20) customers for the fiscal year ended December 31, 2015 (each, a “Major Client”). Except as set forth on Schedule 4.21, since December 31, 2015, no Major Client (a) has ceased purchasing services from Seller or provided notice that it intends to cease purchasing services from, or to terminate its relationship with Seller and, to the Knowledge of Seller, no Major Client is considering ceasing purchasing services from, or terminating its relationship with, Seller, (b) to the Knowledge of Seller is considering materially reducing the aggregate purchases of services from Seller or (c) to the Knowledge of Seller has materially and adversely modified the terms and conditions from those previously used in its purchases of services from Seller, or provided written notice that it intends to materially and adversely change the terms and conditions from those previously used in its purchases of services from Seller. Seller has not received any written notice alleging a claim against Seller (or any officers, shareholders or employees) due to an error or omission in the course of performing services in an engagement for a Major Client.

4.22 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller, except those to be satisfied by Seller or Partners at Closing.

4.23 Affiliate Transactions. Except as set forth in Schedule 4.23, no Affiliate of Seller (a) owns any property or right, whether tangible or intangible, which are used by Seller; (b) has any claim or cause of action against Seller; (c) owes any money to Seller or is owed money from Seller; (d) is a party to any contract or other arrangement, written or oral, with Seller; (v) provides services or resources to Seller or is dependent on services or resources provided by Seller. Schedule 4.23 sets forth every business relationship (other than normal employment relationships) between Seller, on the one hand, and any present or former partners, officers, directors or employees of Seller or members of their families (or any entity in which any of them has a material financial interest, directly or indirectly), on the other hand. Except as set forth in Schedule 4.23, no present or former partners, officers, directors or employees of Seller receive (or are entitled to receive) any remuneration directly from Clients of Seller in respect of services provided by Seller, and there are no loans or other Indebtedness owing by either Partner or employee or any family member or Affiliate of any such Person to Seller.

4.24 Solvency of Seller. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (a) Seller will be able to pay its Liabilities as they become due in the ordinary course of its business; and (b) Seller will be able to satisfy any judgments and other obligations to which it is subject, as well as any judgments that are likely to arise as a result of any pending or threatened litigation against it.

ARTICLE 5:

REPRESENTATIONS AND WARRANTIES OF PARTNERS

As an inducement to Buyer to enter into this Agreement, each Partner, severally and not jointly, hereby represents and warrants to Buyer as follows:

5.1 Power. Such Partner has all requisite power and authority and full legal capacity to execute and deliver this Agreement and any Ancillary Agreement and to perform his or her obligations hereunder and to consummate the transactions contemplated hereby and thereby.

5.2 Valid and Binding Agreement. This Agreement and any Ancillary Agreement has been duly executed and delivered by such Partner, and assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of such Partner, enforceable in accordance with its terms.

5.3 Noncontravention. Except where the failure of any of the following to be true would not have a Material Adverse Effect, the execution and the delivery of this Agreement and any Ancillary Agreement by such Partner and the consummation of the transactions contemplated hereby and thereby, does and will not (a) violate or conflict in any way with any statute, regulation, law, rule, ordinance or common law doctrine applicable to such Partner, (b) violate or conflict in any way with any judgment, order, decree, stipulation, injunction, charge or other restriction of any Governmental Authority to which such Partner is subject, (c) result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate or cancel, or require any notice, consent or approval under, any lease, sublease, license, sublicense, franchise, permit, indenture, agreement for borrowed money or other agreement or instrument to which such Partner is a party or by which it is bound, or (d) require such Partner to give any notice to, make any filing with, or obtain any permit from any Governmental Authority that is necessary in connection with the execution, delivery and performance of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

5.4 Broker’s Fees. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Partner, except those to be satisfied by Seller or Partners at Closing.

5.5 Litigation. There are no actions, suits, proceedings, orders or investigations pending, or, to such Partner’s knowledge, threatened against or affecting such Partner at law or in equity, or before or by any Governmental Authority, which would materially adversely affect such Partner’s ability to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.

ARTICLE 6:

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller and Partners to enter into this Agreement, Buyer hereby represents and warrants to Seller and Partners as follows:

6.1 Corporate Organization and Power. Buyer is duly formed and validly existing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and any Ancillary Agreement, and to perform its obligations hereunder and thereunder.

6.2 Authorization. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Buyer including the board of directors of Heidrick & Struggles International, Inc., the ultimate parent of Buyer, and no other action on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement and any Ancillary Agreement by Buyer or the consummation of the transactions contemplated hereby and thereby. This Agreement and any Ancillary Document has been duly executed and delivered by Buyer, and assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

6.3 Governmental Authorities and Consents. Buyer is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby and no known consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

6.4 Brokerage. Except for arrangements for which Buyer will be solely responsible, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

6.5 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to Buyer’s knowledge, threatened against or affecting Buyer at law or in equity, or before or by any Governmental Authority, which would adversely affect Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

6.6 Funding. Buyer has access to, and on the Closing Date will have, sufficient funds available to pay the Closing Payment payable at Closing, and Buyer has access to and, from and after the Closing Date, will have, sufficient funds available to pay any Post Closing Consideration payable after Closing.

ARTICLE 7:

PRE-CLOSING COVENANTS

7.1 Conduct of the Business.

(a) Conduct of Business. From the date hereof until the Closing Date, Seller will use commercially reasonable efforts to carry on the Business in the ordinary course of business (including the timely payment of Taxes) and use commercially reasonable efforts to preserve intact its business organization and relationships with third parties and use commercially reasonable efforts to keep available the services of its present employees and contractors.

(b) Prohibited Actions. From the date hereof until the Closing Date, except as otherwise provided for by this Agreement or consented to in writing by Buyer, which consent will not be unreasonably withheld, delayed or conditioned, Seller will not (i) acquire any business or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner, or enter into any contract, letter of intent or similar arrangement with respect to the foregoing, (ii) borrow any money, or incur, assume or guaranty or otherwise become directly or indirectly responsible for the payment of any Indebtedness, other than trade payables incurred in the ordinary course of business; (iii) except as required pursuant to an Employee Plan in effect as of the date hereof, grant or agree to grant to any employee of Seller any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, establish any new employee benefit plan, program or arrangement that would constitute an Employee Plan if in effect as of the date hereof or modify, terminate or agree to modify or terminate any Employee Plan (to the extent such modification or termination is not already in process); (iv) (x) enter into any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof (it being understood that, for any new client engagement proposed to be entered into between the date of this Agreement and the Closing, the Partners will submit the proposed engagement to the Global Managing Partner of the Heidrick & Struggles Leadership Consulting Practice, or his or her designee, who will promptly consider the request and advise the Partners in writing whether such proposed new engagement is approved) or (y) materially amend, modify, impair or waive any rights under, or cancel or terminate any Material Contract or any contract, agreement or arrangement described in clause (x); (v) amend, extend, renew or terminate any Lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property; (vi) make or incur any capital expenditure; (vii) sell, lease, transfer, assign, abandon or permit to lapse any material assets, tangible or intangible, other than in the ordinary course of business, and other than Excluded Assets, (viii) pay, discharge, settle or satisfy any material litigation claims, other than payment, discharge or satisfaction in the ordinary course of business, (ix) make any material change in any existing credit, collection or payment policies, procedures or practices with respect to accounts receivable or accounts payable outside the ordinary course of business; (x) materially delay or materially postpone the payment of accounts payable and other Liabilities or accrue any expenses outside the ordinary course of business, or accelerate or accept the prepayment of any notes or accounts receivable or accelerated billings or recognize revenue outside the ordinary course of business; (xi) make or change any Tax election, consent to any extension or waiver of the statute of limitations thereof, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement that would result in a material increase in Taxes of Seller for any Tax period ending after the Closing Date or settle any material Tax audit claim or assessment relating to Seller, or (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

7.2 Access. From the date hereof until the Closing Date, Seller will provide Buyer and its authorized representatives with reasonable access during the Buyer’s normal business hours and upon reasonable notice to the offices, properties, senior management, legal and accounting advisors, Tax Returns related to the Purchased Assets, books and records of Seller in order for Buyer to have the opportunity to make such investigation as it will reasonably desire to make of the affairs of Seller; provided, however, that the activities of Buyer and its representatives will be conducted in a manner as not to interfere unreasonably with the operation of the business of Seller. Access by Buyer and Buyer’s representatives will be subject to the existing confidentiality agreement, dated as of November 11, 2015, by between Buyer and Seller (the “Confidentiality Agreement”). Prior to the Closing and at the reasonable request of Buyer, Seller and Partners will cooperate with Buyer to communicate with Clients and Prospective Clients concerning the transactions contemplated by this Agreement, including the continuing representation of Clients by Buyer and its Affiliates following the Closing.

7.3 Conditions. On the terms and subject to the conditions in this Agreement, Seller Parties agree to use commercially reasonable efforts to take, or cause to be taken, all actions to cause the conditions set forth in Section 8.2 to be satisfied, and Buyer agrees to use commercially reasonable efforts to take, or cause to be taken, all actions to cause the conditions set forth in Section 8.3 to be satisfied. Without limiting the generality of the foregoing, prior to Closing, Seller Parties will use its commercially reasonable efforts to take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to obtain all necessary or appropriate waivers, consents and approvals of any Governmental Authority or third party required under the terms of any Assumed Contract and to transfer the Purchased Assets in accordance with the terms herewith, to effect all necessary registrations, filings and submissions; provided, however, notwithstanding any other provision of this Agreement, no Party will be obligated to pay any consideration to any third party from whom consent or approval is requested (other than filing fees and similar expenses required to be paid to a Governmental Authority in connection with any request for a necessary waiver, consent or approval or as otherwise contemplated herein) or make any commercially unreasonable accommodation or concession to any Governmental Authority or third party in connection with the foregoing.

7.4 Outstanding Indebtedness. No later than three Business Days prior to the Closing Date, Seller will furnish to Buyer customary payoff letters from all financial institutions and other Persons to which any Indebtedness of Seller is outstanding, which payoff letters will indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment or similar payments, expenses and other obligations related to such Indebtedness as of the date of payoff, which date will be no later than the Closing Date (the “Debt Payoff Amounts”). Seller will provide evidence of such payment to Buyer at or prior to the Closing.

7.5 Bonus Amounts. No less than two Business Days before the Closing Date, Seller will deliver to Buyer a schedule setting forth bonus amounts (the “Bonus Amounts”) to be paid to the employees of Seller set forth therein. On or prior to the Closing Date, Seller will pay, or will cause to be paid, the Bonus Amounts and will provide evidence of such payment to Buyer at or prior to the Closing.

7.6 Transaction Expenses. On or prior to the Closing Date, Seller will pay, or will cause to be paid, the Transaction Expenses set forth on Schedule 7.6. Seller will provide evidence of such payment to Buyer at or prior to the Closing.

7.7 Exclusive Dealing. Neither Seller nor either Partner will (and each will cause its Affiliates not to), directly or indirectly, through any officer, director, partner, employee, investment banker, financial advisor, attorney, accountant or other representative of any of them or otherwise, take any action to encourage, solicit or initiate or continue any discussions or negotiations with, or provide any information to, any Person (other than Buyer and its representatives) concerning any purchase (or transfer) of all or substantially all of the interests (capital stock, membership interests, partnership interest or other securities) of Seller, any merger or business combination involving Seller, any sale of all or substantially all of the assets of Seller, the liquidation or similar extraordinary transaction with respect to Seller or similar transaction involving Seller, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with respect to any such transaction with any Person, firm or corporation other than Buyer or its Affiliates, and will immediately cease and cause to be terminated any activities, discussions or negotiations existing with respect to any of such matters. Seller and each Partner will promptly notify Buyer orally and in writing of the existence of any proposals by a third party to do any of the foregoing which Seller, either Partner or any of their respective officers, directors, employees, investment bankers, financial advisors or other representatives may receive relating to any of such matters.

7.8 Employees. Buyer will make offers of employment to those employees of Seller set forth on Schedule 7.8, (provided such employees remain actively employed by Seller on the Closing Date), on such terms and conditions as Buyer may determine in its sole discretion. Those employees who accept such offers of employment will be referred to herein as the “Transferred Employees” and the date on which each such Transferred Employee commences employment with Buyer or one of its Affiliates will be referred to herein as the “Commencement Date”.

7.9 Independent Contractors. Seller Parties will use commercially reasonable efforts to take, or cause to be taken, all reasonable actions to assist Buyer in the execution of independent contractor agreements with those independent contractors and other consultants designated by Buyer.

7.10 Tail Insurance. At or prior to the Closing, Seller will have obtained “claims-made” errors and omissions insurance coverage or “tail” insurance with a one year term from a carrier reasonably acceptable to Buyer, naming Buyer as an additional insured, with aggregate liability limits at least equal to Seller’s current errors and omissions coverage, for acts or omissions arising in the operation or conduct of the Business prior to the Closing.

7.11 Existing Confidentiality Agreement. Prior to Closing, Buyer and Seller Parties will continue to abide by the provisions of the Confidentiality Agreement. The Confidentiality Agreement will terminate as of the Closing and be of no further force or effect following the Closing.

7.12 Notification. From the date hereof until the Closing Date, Seller will promptly disclose to Buyer in writing any (a) event, circumstance or development that results (or would result on the Closing Date) in a material breach of any representation or warranty made by it in this Agreement and (b) any material failure of Seller or Partners, as the case may be, to comply with or satisfy any condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no disclosure pursuant to this Section 7.12 will be deemed to amend or supplement any provisions of this Agreement or any Disclosure Schedule hereto, or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

ARTICLE 8:

CONDITIONS TO CLOSING

8.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of Buyer and Seller to effect the transactions contemplated hereby will be subject to the satisfaction, or in each such party’s discretion, waiver (to the extent permissible) at or prior to the Closing of each of the following conditions:

(a) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement will be in effect.

(b) No action will have been taken and no statute, rule or regulation will have been enacted by any Governmental Authority that makes the consummation of the transactions contemplated by this Agreement illegal.

8.2 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions as of the Closing:

(a) The representations and warranties of Seller and Partners contained in this Agreement which are not qualified as to materiality will be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of each such date and the representations and warranties of Seller and Partners contained in this Agreement which are qualified as to materiality or Material Adverse Effect will be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of each such date (in each case, except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period);

(b) Seller and Partners will have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c) Seller and Partners will have delivered to Buyer a certificate, dated the Closing Date certifying as to the satisfaction of the conditions set forth in Sections 8.2(a) and 8.2(b) of this Agreement.

(d) Seller will have obtained releases of all Liens of whatever nature relating to the Purchased Assets (other than the Permitted Liens), and provided to Buyer payoff letters and termination statements under the Uniform Commercial Code and other instruments as may be reasonably requested by Buyer to release all Liens on the Purchased Assets (other than the Permitted Liens);

(e) Seller will have received or obtained all third party consents and approvals that are identified on Schedule 8.2(e);

(f) Since the date of this Agreement, there will have been no Material Adverse Effect;

(g) Each Partner and the other individuals listed on Schedule 8.2(g) will have executed employment agreements with Buyer, in the forms attached hereto as Exhibit A, to be effective as of the Closing Date;

(h) Seller will have delivered to Buyer a non-foreign Person affidavit as of the Closing Date, and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that Seller is not a “foreign person” as defined in Code Section 1445;

(i) Seller will have taken all actions specified on Schedule 8.2(i);

(j) Not less than 90% of Seller’s employees listed on Schedule 7.8 will have accepted Buyer’s offers of employment; and

(k) In addition to any other documents to be delivered or actions to be taken under other provisions of this Agreement, at the Closing, Seller will deliver to Buyer:

(i) appropriately executed instruments of sale, transfer, assignment, conveyance and delivery, deeds, assignments and assumption of leases, bills of sale, assignments and assumptions, intellectual property assignments or other intellectual property conveyance documents, certificates of title, vehicle titles, Transfer Tax declarations and all other instruments of conveyance which are reasonably necessary or reasonably desirable to effect transfer to Buyer of good title to the Purchased Assets (free and clear of all Liens, other than Permitted Liens), including documents acceptable for recordation in the United States Patent and Trademark Office, the United States Copyright Office and any other similar domestic or foreign office, department or agency (it being understood that all of the foregoing will be reasonably satisfactory in form and substance to Buyer and its counsel, will be consistent with the terms of this Agreement and will not include any representation, warranty or covenant that imposes greater liability on Seller or Partners than would otherwise obtain under this Agreement); and

(ii) certified copy of the resolutions of Seller authorizing the execution, delivery, and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions provided for herein and therein.

8.3 Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions as of the Closing:

(a) The representations and warranties of Buyer contained in this Agreement which are not qualified as to materiality will be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of each such date and the representations and warranties of Buyer contained in this Agreement which are qualified as to materiality will be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of each such date (in each case, except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period);

(b) Buyer will have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;

(c) Buyer will have delivered to Seller a certificate dated the Closing Date certifying as to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b);

(d) Buyer will have made offers of employment to the employees set forth on Schedule 7.8 pursuant to Section 7.8;

(e) In addition to any other documents to be delivered or actions to be taken under other provisions of this Agreement, at the Closing, Buyer will:

(i) Retain the Holdback Amount;

(ii) Deliver or cause to be delivered to Seller:

(A) the Closing Payment as provided in Section 3.2;

(B) One or more assignment and assumption agreement(s) assuming the Assumed Contracts and the Assumed Liabilities executed by Buyer, in form and substance reasonably satisfactory to Seller; and

(C) A certified copy of the resolutions adopted by Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions provided for herein and therein.

8.4 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller, Partners and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller or Partners pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 8 and such breach, inaccuracy or failure is not or cannot be cured by Seller or Partners, as applicable, by September 15, 2016 (the “Drop Dead Date”); or

(ii) any of the conditions set forth in Section 8.1 or Section 8.2 have not been fulfilled by the Drop Dead Date, unless such failure is due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing; or

(c) by Seller and Partners by written notice to Buyer if:

(i) Seller and Partners are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 8 and such breach, inaccuracy or failure is not or cannot be cured by Buyer by the Drop Dead Date; or

(ii) any of the conditions set forth in Section 8.1 or Section 8.3 have not been fulfilled by the Drop Dead Date, unless such failure is due to the failure of Seller or Partners to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing.

ARTICLE 9:

POST-CLOSING COVENANTS

9.1 Partnership Matters.

(a) Seller’s Activities. From and after the Closing, Seller and Partners agree that Seller’s activities and business operations will be limited to actions necessary to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements, and to complete the wind-down and dissolution of Seller.

(b) Use of Name. From and after the Closing, except as may be required by or pursuant to Section 3.6 or requested by Buyer in writing, Seller will amend its Organizational Documents so as to delete therefrom any of Seller’s Intellectual Property Rights (including the name “Philosophy IB” and any deviations thereof) and will file, within five Business Days after the Closing Date, such documents as are necessary to reflect such name change in its states of formation or organization and the other jurisdictions where it is qualified to do business as a foreign Person. From and after the Closing Date, Seller agrees it will not adopt any name that is confusingly similar to, or a derivation of, the Seller’s Intellectual Property Rights. Notwithstanding the foregoing, Seller will be entitled to use Seller’s Intellectual Property Rights for purposes of prosecuting or defending third-party claims (including claims for indemnification from third parties), filing and appealing tax returns, and for legitimate business purposes associated with the wind-down and dissolution of Seller, when it occurs; provided that Seller provide Buyer with prior written notice of such use.

9.2 Employee Related Matters.

(a) 401(k) Plan. As of the Commencement Date, each Transferred Employee will be fully vested in his or her account balance under the PIB 401(k) Plan. Effective as of the Commencement Date, each Transferred Employee will be eligible to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of his or her account balance (including participant loans) under the PIB 401(k) Plan to any defined contribution plan sponsored by Buyer or any of its Affiliates in the form of cash and participant loan notes.

(b) No Third Party Rights. Nothing in Section 7.8 or Section 9.2, whether express or implied, will (i) create any third-party beneficiary or other rights in any employee or former employee of Seller (including any beneficiary or dependent thereof), any other participant in any Employee Plan or any other Person; (ii) create any rights to continued employment with Seller, Buyer or any of their Affiliates; or (iii) constitute or be deemed to constitute an amendment to any Employee Plan or any employee benefit plan, program, policy, agreement or arrangement of Buyer or any of its Affiliates.

9.3 Tax Matters.

(a) Transfer Taxes. All transfer, excise, documentary, sales, use, stamp, registration, recording, and other similar Taxes and fees (including any penalties and interest) imposed on Buyer or Seller in connection with this Agreement and the Ancillary Agreements, but excluding any Taxes based on or attributable to income or gains (“Transfer Taxes”) will be borne and paid by Seller when due. Seller will timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Within 30 days after filing, Seller will provide Buyer with copies of all such Tax Returns and evidence that all such Transfer Taxes have been timely paid. If, and to the extent, Buyer is required by law to file Tax Returns and other documentation relating to such Transfer Taxes, then Buyer will timely file such Tax Returns and other documentation. If Buyer pays a Transfer Tax at the Closing or pursuant to a post-Closing assessment by a Taxing Authority, then Seller will, or will cause another Seller Party to, reimburse Buyer for such Transfer Taxes (together with any interest and penalties) and the costs of preparation of any Tax Returns. Any reimbursement hereunder will be paid within 14 Business Days of the Buyer’s demand therefor.

(b) Certain Seller Prepared Tax Returns. To the extent permitted under applicable law, Seller will prepare or cause to be prepared and timely file or cause to be timely filed all non-income Tax Returns with respect to the Purchased Assets for a Pre-Closing Tax Period that are required to be filed after the Closing Date, including such Tax Returns for a Straddle Period. All Tax Returns required to be filed pursuant to this Section 9.3(b) will be filed in a manner consistent with prior practices, unless (i) otherwise required by applicable law or (ii) Partners conclude that there is no reasonable basis for such position. Partners, on behalf of Seller, will promptly pay, or cause to be promptly paid the amount of such Tax for which Seller are responsible pursuant to this Agreement for any such Tax Return.

9.4 Covenant Not to Compete, Solicit or Hire; Confidentiality.

(a) Non-Competition. Except as set forth on Schedule 9.4, during the Non-Compete Period, the Seller Parties will not, and will cause their respective Affiliates not to, directly or indirectly, (i) enter into, engage in, consult, manage or otherwise participate in the operation of any business that competes with the Business within the Restricted Territory, (ii) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Business within the Restricted Territory; (iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Business, or attempt to do so; or (iv) promote or assist, financially or otherwise, any Person engaged in any business that competes with the Business within the Restricted Territory. Nothing contained in this Section 9.4 will prohibit Partners from acquiring or holding at any one time a passive investment of less than 2% of the outstanding shares of capital stock of any publicly traded corporation that may compete with the Buyer within the Restricted Territory.

(b) Non-Solicitation. During the Non-Compete Period, the Seller Parties will not, and will cause their respective Affiliates not to, directly or indirectly at any time attempt to disrupt, damage, impair or interfere with the Business by raiding any of Buyer’s employees or soliciting any of them to resign from their employment by Buyer or by disrupting the relationship between Buyer and any of its consultants, agents, representatives or vendors. Each of the Seller Parties acknowledges that this covenant is necessary to enable Buyer to maintain a stable workforce and remain in business.

(c) Non-Disclosure.

(i) Each of the Seller Parties will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available or, except in the course of performing such Partner’s duties as an employee or a consultant of Buyer (if applicable), use any trade secrets or confidential business and technical information of Buyer, the Business or any of its customers or vendors, whatever its nature and form and without limitation as to when or how the Seller Party may have acquired such information. Such confidential information includes the Business’s unique selling, development and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Each of the Seller Parties specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of each Partner and whether compiled by Buyer, Seller or Partners, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by Buyer to maintain the secrecy of such information, that such information is the sole property of Buyer and that any retention and use of such information by the Seller Parties (except in the course of performing duties and obligations to Buyer) will constitute a misappropriation of Buyer’s trade secrets.

(ii) Upon termination of a Partner’s employment, consulting or other arrangement with Buyer, for any reason, or at any time upon the request of Buyer, Partner will return to Buyer, in good condition, all property of Buyer, including the originals and all copies of any materials that contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 9.4(c)(i). If such items are not so returned, then Buyer will have the right to charge such Partner for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(d) Nondisparagement. During the Non-Compete Period, (i) each of the Seller Parties and (ii) each employee of Buyer who has been materially involved in the negotiation of this Agreement or the due diligence process related to this Agreement will refrain from, in any manner, directly or indirectly, all conduct, oral or otherwise, that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of the other Parties; provided, however, that nothing contained herein will prohibit any Person from complying with any law or order of a Governmental Authority.

(e) Acknowledgment and Relief. Each of the Seller Parties acknowledges that (i) its obligations under this Section 9.4 are reasonable in the context of the nature of the Business and the competitive injuries likely to be sustained by Buyer if the Seller Parties were to violate such obligations, (ii) the covenants in this Section 9.4 are adequately supported by consideration from Buyer for the benefit of Buyer after the Closing Date, and (iii) the foregoing makes it necessary for the protection of the Business that the Seller Parties not compete with Buyer for the reasonable period contained herein. Each of the Seller Parties acknowledges and agrees that the remedy at law available to Buyer for breach of any of such Seller Parties’ obligations under this Section 9.4 would be inadequate; therefore, in addition to any other rights or remedies that Buyer may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in this Section 9.4, without the necessity of proof of actual damage. If it is judicially determined that a Seller Party has violated this Section 9.4, then the period applicable to each obligation that the such Seller Party has been determined to have violated will automatically be extended by a period of time equal in length to the period during which such violation occurred.

(f) Other Agreements. The obligations and restrictions set forth in this Section 9.4 are in addition to the provisions of any employment, consulting or other agreement between Buyer and Partners that may be entered into from time to time and addresses the same or similar subject matter covered by this Section 9.4

9.5 Collections. After the Closing, (a) Seller will promptly (but in no event later than 10 days after receipt thereof) deliver to Buyer any cash, checks or other property that it receives in connection with or relating to the Purchased Assets and operation of the Business following the Closing and (b) at Buyer’s direction, provide reasonable assistance to Buyer in collection efforts relating to the Purchased Assets and operation of the Business.

9.6 Additional Agreements.

(a) From and after the Closing, at the request of Buyer and at Buyer’s sole expense, Seller and the Partners will take all reasonable steps to enforce any non-

compete, non-solicitation, non-disclosure or other similar rights that Seller or the Partners may have with respect to former employees, partners or independent contractors of Seller that are not assigned and conveyed pursuant to this Agreement.

(b) It is understood and agreed that Section 2.1(a)(v) is intended to assign and convey to Buyer any Intellectual Property Rights that Seller or the Partners may have with respect to employees, partners or independent contractors of Seller (including any such Intellectual Property Rights developed by independent contractors in the course of their engagement by Seller). In the event that such assignment and conveyance is deemed not to be effective for any reason, Seller and the Partners hereby grant to Buyer and its Affiliates a fully paid up, royalty free, worldwide, irrevocable, non-exclusive, perpetual, sublicensable through multiple tiers, transferable license to any such Intellectual Property Rights, to (i) use, make, have made, lease, provide, sell, offer for sale, import or otherwise dispose of products, systems, processes, methods and services, and (ii) reproduce, perform, display, distribute, modify, adapt, make derivative works of, and otherwise exploit such Intellectual Property Rights.

ARTICLE 10:

INDEMNIFICATION

10.1 Survival of Representations and Warranties. The representations and warranties in this Agreement and the Schedules attached hereto or in any writing delivered by any Party to any of the other Parties in connection with this Agreement will survive the Closing until the 18 month anniversary of the Closing Date, except that (i) the representations and warranties in Section 4.9 (Taxes) will terminate 90 days following the expiration of the applicable statutes of limitations (taking into account any extensions or waivers) and (ii) the representations and warranties in Section 4.1 (Organization and Power), Section 4.2(a) (Authorization), Section 4.5(a) (Indebtedness), Section 4.8(a) (Assets), Section 4.22 (Brokerage), Section 4.24 (Solvency), Section 5.1 (Organization and Power), Section 5.2 (Authorization) and Section 5.4 (Broker’s Fees), Section 6.1 (Organization and Power), Section 6.2 (Authorization), and Section 6.4 (Brokerage) (collectively, the “Fundamental Representations”) will survive the Closing indefinitely. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under Section 10.2, and the indemnity with respect thereto, will survive the time at which it would otherwise terminate pursuant to this Section 10.1 if written notice of the inaccuracy or breach thereof giving rise to a right or alleged right of indemnity under this Article 10 will have been given to the party against whom such indemnity may be sought prior to such time. Each covenant and agreement of Seller, Partners and Buyer contained in this Agreement, which by its terms is required to be performed after the Closing Date, will survive the Closing and remain in full force and effect until such covenant or agreement is performed.

10.2 General Indemnification.

(a) Indemnification for Benefit of Buyer Parties.

(i) Seller and Partners will (in accordance with the procedures set forth in this Article 10), from and after the Closing indemnify, defend and hold harmless the

Buyer Parties against and pay on behalf of or reimburse such Buyer Parties as and when incurred for any Losses which any such Buyer Party will suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of (1) any inaccuracy in or breach of any representation or warranty of Seller made in Article 4 or in any of the Schedules attached hereto, (2) any nonfulfillment or breach of any covenant or agreement by Seller under this Agreement and (3) any Liability that relates to an Excluded Asset or which is an Excluded Liability. The obligation of Seller and Partners to indemnify, defend and hold harmless the Buyer Parties pursuant to this Section 10.2(a)(i) will be joint and several.

(ii) Each Partner, severally and not jointly, will from and after the Closing indemnify, defend and hold harmless the Buyer Parties against and pay on behalf of or reimburse such Buyer Parties as and when incurred for any Losses which any such Buyer Party will suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of (1) any inaccuracy or breach of the representations and warranties of such Partner made in Article 5 in any of the Schedules attached hereto and (2) any nonfulfillment or breach of any covenant on the part of such Partner under this Agreement. Notwithstanding the foregoing, Buyer will be entitled to recover from the Holdback Amount any Losses arising from a breach by a Partner of Article 5 or any covenant on the part of such Partner.

(iii) Recovery for a claim arising prior to the 18 month anniversary of the Closing Date under the provisions of this Section 10.2(a) will be satisfied first from the Holdback Amount until the Holdback Amount has been exhausted, and second, subject to the remainder of this Section 10.2(a)(iii), by Seller and Partners jointly and severally. If the Holdback Amount has been exhausted or released to Seller pursuant to Section 10.6, then the Buyer Parties will have the right to recoup all or any portion of any Losses they will suffer by notifying Seller or its successor or assign that Buyer is reducing the amount of any Post Closing Consideration otherwise payable by Buyer to Seller or its successor or assign following the Closing by the amount of any such Losses or the portion thereof specified by the Buyer Parties.

(b) Indemnification for Benefit of Seller and Partners. Buyer will from and after the Closing indemnify, defend and hold harmless Seller and Partners against any Losses which Seller or Partners will suffer, sustain or become subject to, as the result of, in connection with, relating or incidental to or by virtue of (i) any inaccuracy in or breach of any representation or warranty of Buyer made in Article 6 or any of the Schedules attached hereto or (ii) any nonfulfillment or breach of any covenant or agreement by Buyer under this Agreement.

(c) For purposes of determining the amount of Losses that are the subject of a claim for indemnification under Section 10.2(a)(i)(1), Section 10.2(a)(ii)(1) and Section 10.2(b)(i), each representation or warranty set forth in this Agreement that is qualified by materiality, Material Adverse Effect or other similar qualifications will be read without regard and without giving effect to any such qualification

10.3 Limits on Indemnification.

(a) Neither the Buyer Parties nor the Seller Parties will be entitled to recover under the provisions of this Article 10 for any inaccuracy in or breach of a representation or warranty pursuant to Section 10.2(a)(i)(1), Section 10.2(a)(ii)(1) or Section 10.2(b)(i), as

applicable, until the aggregate amount which the Buyer Parties, Seller, or Partners, as applicable, would be entitled to recover on account thereof, but for this Section 10.3, exceeds $100,000 in the aggregate (the “Basket Amount”), in which event the Buyer Parties, Seller or Partners, as applicable, will be entitled to recover for all Losses in excess of the Basket Amount; provided, however, that the foregoing limitation will not apply to recovery for an inaccuracy in or breach of Section 4.9 (Taxes) or of any Fundamental Representation.

(b) Other than with respect to (i) Section 10.2(a)(i)(2) (ii), Section 10.2(a)(i)(3), (iii) Section 10.2(a)(ii)(2), (iv) recovery for an inaccuracy in or breach of Section 4.9 (Taxes) or of any Fundamental Representation and (v) fraud, the aggregate liability of Seller and Partners to indemnify the Buyer Parties under Article 10 will not exceed $1,000,000.

10.4 Third Party Claims.

(a) If subsequent to the Closing any third party notifies any Person entitled to indemnification pursuant to Section 10.2 (an “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification hereunder, the Indemnified Party will promptly deliver to the Party or Parties from which indemnification is sought (collectively, the “Indemnifying Party”) notice in writing of the Third Party Claim together with a statement of any available information regarding such Third Party Claim; provided, however, that the failure to deliver such notice promptly will not relieve the Indemnifying Party of their obligations hereunder, except (and then only) to the extent that the Indemnifying Party is actually prejudiced thereby.

(b) Subject to the next sentence, any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel reasonably acceptable to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party within 30 days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party that the Indemnifying Party is assuming the defense against (or settlement of) such Third Party Claim and will indemnify the Indemnified Party against such Third Party Claim in its name or, if necessary, in the name of the Indemnified Party in accordance with the terms and limitations of this Article 10 and (ii) the Indemnifying Party conducts the defense of the Third Party Claim in an active and diligent manner. The Indemnifying Party will not be entitled to assume the conduct and control of such defense (or, as applicable, the Indemnifying Party will be obligated to cede the conduct and control of such defense to Indemnified Party) if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, criminal allegation or investigation or (B) the Indemnified Party is advised in writing by counsel that there are one or more defenses available to the Indemnified Party which the Indemnifying Party has not or cannot assert on behalf of the Indemnified Party (in which case, the Indemnified Party will be entitled to assume the conduct and control of the proceeding to the extent necessary to preserve and assert such defense on its own behalf); provided, however, that in either such event, the Indemnifying Party may continue to participate in the defense of the Third Party Claim at its own expense. In the event the Indemnifying Party will fail to give notice that such Indemnifying Party is exercising its right to defend the Indemnified Party within the time and as prescribed by Section 10.4(a) or is otherwise not permitted to assume the defense of such claim in accordance with this Section 10.4, then the Indemnified

Party will have the right to conduct such defense at the Indemnifying Party’s cost and expense except that the Indemnified Party will be prohibited from compromising or settling the claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned). In the event that the Indemnifying Party does deliver notice prescribed in Section 10.4(a) and is otherwise permitted to conduct the defense of the subject Third Party Claim in accordance with this Section 10.4, the Indemnified Party will cooperate with Indemnifying Party, all at the expense of the Indemnifying Party. Regardless of which party defends such claim, the other party will have the right, at its expense, to participate in the defense assisted by counsel of its own choosing.

(c) So long as the conditions set forth in Section 10.4(b) are and remain satisfied, then (i) the Indemnifying Party may conduct the defense of the Third Party Claim in accordance with Section 10.4(b), (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense and (iii) the Indemnifying Party will not, except with the consent of the Indemnified Party (which consent will not be unreasonably withheld, delayed or conditioned), consent to the entry of any judgment or enter into any settlement, except that no consent will be required if (A) the sole relief provided is monetary damages that are entirely paid or reimbursed by the Indemnifying Party, (B) there is no finding or admission of any violation of applicable law and (C) such settlement includes an unconditional release from all liability with respect to such claim.

10.5 Procedures Relating to Direct Indemnification Claims. An Indemnified Party seeking indemnification hereunder for a claim not involving a third party will, within the relevant limitation period provided for in this Article 10, (a) in the case of indemnification sought by any Buyer Party, give to Seller or Partners or (b) in the case of indemnification sought by Seller or Partners, give to Buyer, written notice (a “Direct Claim Notice”) describing in reasonable detail the facts giving rise to the indemnification claim. The Indemnifying Party will have 30 days after its receipt of a Direct Claim Notice to (i) agree to the amount set forth in the Direct Claim Notice and pay such amount to such Indemnified Party in immediately available funds or (ii) provide such Indemnified Party with written notice that it disputes its obligation to provide the indemnification sought in the Direct Claim Notice (a “Claim Dispute Notice”). If the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party with respect to such claim, such claim specified in the Direct Claim Notice will be conclusively deemed a liability of the Indemnifying Party. If the Indemnifying Party timely delivers a Claim Dispute Notice, the Indemnified Party and the Indemnifying Party will negotiate in good faith to resolve the matter. In the event that the controversy is not resolved within 20 days of the giving of the Claim Dispute Notice, the Parties thereafter may pursue any and all available remedies at law (subject to the limitations and conditions provided in this Agreement).

10.6 Holdback Amount. On the 18 month anniversary of the Closing Date, Buyer will pay, or will cause to be paid to Seller or its successor or assign, by wire transfer of immediately available funds, any amount remaining in the Holdback Amount, minus the aggregate amount of any pending Buyer claims.

10.7 Tax Treatment. Any payments under Article 10 will be treated by the Parties for federal, state and local income Tax purposes as a purchase price adjustment, except to the extent that a contrary treatment is required by applicable law.

ARTICLE 11:

MISCELLANEOUS

11.1 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided, however, that (a) any such amendment or waiver will be binding upon Seller and Partners only if set forth in a writing executed by Seller and Partners and (b) any such amendment or waiver will be binding upon Buyer only if set forth in a writing executed by Buyer. No course of dealing between or among the Parties will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement and a waiver of any provision by any Party on one occasion will not be deemed to be a waiver of the same or any other breach on a future occasion.

11.2 Publicity. Except as required to obtain necessary consents under this Agreement, Seller and Partners will not make a public release or announcement concerning the transactions contemplated hereby without the prior written consent of Buyer. Buyer, Seller and Partners agree to communicate with each other and cooperate with each other prior to any press release regarding this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, any public announcement regarding this Agreement or the transactions contemplated hereby will be issued, if at all, by Buyer.

11.3 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when personally delivered, sent by telecopy (with confirmation of receipt) or sent by reputable overnight express courier (charges prepaid), or (ii) upon receipt or refusal to accept delivery, if sent by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to Seller, Partners or Buyer will be sent to the addresses indicated below:

Notices to Seller:

Philosophy IB, LLP

25A Vreeland Rd #306

Florham Park, NJ 07932

Attn: Christine H. Lotze

E-mail: kiah.lotze@gmail.com

with a copy to:

(which will not constitute notice to Seller)

Schenck, Price, Smith & King, LLP

220 Park Avenue

Post Office Box 991

Florham Park, NJ 07932

Attn: Edward W. Ahart

E-mail: ewa@spsk.com

Notices to Partners:

Christine H. Lotze

Intentionally omitted

Intentionally omitted

E-mail: kiah.lotze@gmail.com

Kaveh Naficy

Intentionally omitted

Intentionally omitted

Email: Kavehnaficy@gmail.com

Notices to Buyer:

Heidrick & Struggles, Inc.

4900 Willis Tower

233 South Wacker Dr.

Chicago, IL, 60606

Attention: General Counsel

Facsimile: (312) 496-1297

E-mail: sbeard@heidrick.com

with a copy to:

(which will not constitute notice to Buyer):

Jones Day

77 W. Wacker Dr., Suite 3500

Chicago, IL 60601

Attn: D. Michael Murray

E-mail: dmmurray@jonesday.com

11.4 Expenses. Each Party will pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. Without limiting the foregoing, each Party will pay its own expenses incurred in connection with its efforts to satisfy the conditions to the other Party’s obligation to consummate the transactions contemplated hereby.

11.5 Assignment.

(a) This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns, except that except as set forth in Section 11.5(b), neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by a Party without the prior written consent of the other Parties.

(b) Notwithstanding anything herein to the contrary, (i) Buyer may assign in whole or in part its rights and obligations pursuant to this Agreement (including the right to purchase the Purchased Assets and the obligation to assume the Assumed Liabilities) and all other agreements, documents and instruments executed and/or delivered in connection herewith to one or more of its Affiliates, and Buyer may, in its sole discretion, direct Seller to convey the Purchased Assets, in whole or in part, to one or more of its Affiliates; provided, however, that no such assignment or direction will relieve or release the named Buyer from any of its obligations under this Agreement, whether required to be paid or performed prior to or after the Closing, and (ii) Seller may assign in whole or in part its rights and obligations pursuant to this Agreement (including the right to receive the Post Closing Consideration) and all other agreements, documents and instruments executed and/or delivered in connection herewith to either or both of the Partners or one or more of their respective Affiliates; provided, however, that no such assignment or direction will relieve or release the named Seller from any of its obligations under this Agreement, whether required to be paid or performed prior to or after the Closing.

11.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible. The provisions of this Section 11.6 are in intended to be in addition to, and will not be interpreted to interfere with, limit or otherwise narrow the scope of, Section 9.4.

11.7 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit attached hereto and not otherwise defined therein will have the meaning set forth in this Agreement. The use of the word “including” herein will mean “including without limitation.” The Parties intend that each representation, warranty and covenant contained herein will have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached will not detract from or mitigate the fact that such Party is in breach of the first representation, warranty or covenant.

11.8 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

11.9 Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied, e-mail or .pdf signature pages), all of which will be considered one and the same agreement, and will become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

11.10 Governing Law; Waiver of Jury Trial. The laws of the State of Delaware will govern all questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Schedules hereto, and the performance of the obligations imposed by this Agreement, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Parties unconditionally and irrevocably waive their right to trial by jury in any judicial proceeding or other action arising out of or relating to this Agreement.

11.11 No Strict Construction. Notwithstanding the fact that this Agreement has been drafted and prepared by one of the Parties, Buyer, Seller and Partners confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person.

11.12 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.10), in addition to any other remedy to which they may be entitled, at law or in equity.

11.13 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied (including Section 9.2), will give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder.

11.14 Bulk Transfer Laws. Each Party waives compliance by the other Party and their respective Affiliates with the provisions of any bulk sales, bulk transfer, or similar laws of any jurisdiction (collectively, the “Bulk Sales Laws”) that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Seller will be liable for any Taxes imposed on Buyer as a result of the waiver of the Parties’ compliance with the Bulk Sales Laws.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be duly executed as of the date and year first written above.

BUYER:

HEIDRICK & STRUGGLES, INC.

By:	/s/ Stephen W. Beard
Name:	Stephen W. Beard
Its:	Executive Vice President and Chief Administrative Officer

SELLER:

PHILOSOPHY IB, LLP

By:	/s/ Christine Lotze
Name:	Christine Lotze
Its:	Managing Partner

PARTNERS:

/s/ Christine Lotze
Christine H. Lotze

/s/ Kaveh Naficy
Kaveh Naficy

[Signature page to Asset Purchase Agreement]